UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

on February 13, 2019

To the Shareholders of Plexus Corp.:

Plexus Corp. will hold its annual meeting of shareholders at the Waldorf Astoria Chicago, 11 East Walton Street, Chicago, Illinois 60611, on Wednesday, February 13, 2019, at 8:00 a.m. local time, for the following purposes:

(1)	To elect 11 directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2019.

(3)

To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record at the close of business on December 6, 2018, will be entitled to vote at the meeting or any adjournment of the meeting. On or about December 14, 2018, we expect to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Angelo M. Ninivaggi
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

Neenah, Wisconsin

December 10, 2018

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has the personal control number needed for your vote.

• By telephone:	Call 1-800-690-6903 on a touch-tone telephone. Please have the notice we sent to you in hand because it has the personal control number needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY  13, 2019

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO SHAREHOLDERS?

A:    On or about December 14, 2018, Plexus Corp. (“Plexus,” “we” or the “Company”) expects to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q:    WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:    Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each shareholder. As a result, we are mailing shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and annual report, and vote via the internet. Shareholders will not receive printed copies of the proxy material unless requested via the procedures described below or by following the instructions included on the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on February 13, 2019

The proxy statement and annual report are available at www.proxyvote.com.

At www.proxyvote.com, shareholders can view the proxy material, vote and request to receive paper copies of the proxy material by mail.

Q:    HOW CAN SHAREHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:    Shareholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	www.proxyvote.com

• By e-mail:	Send a blank e-mail with your personal control number in the subject line to sendmaterial@proxyvote.com

• By telephone:	1-800-579-1639

When you make your request, please have your personal control number available; that control number was included in the notice that was mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than January 30, 2019.

Q:    WHAT AM I VOTING ON?

A:    At the annual meeting you will be voting on the following proposals:

1.	The election of 11 directors to serve on Plexus’ board of directors until the next annual meeting and until their successors have been duly elected. This year’s nominees are:

• Ralf R. Böer
• Stephen P. Cortinovis
• David J. Drury
• Joann M. Eisenhart
• Dean A. Foate
• Rainer Jueckstock

• Peter Kelly
• Todd P. Kelsey
• Karen M. Rapp
• Paul A. Rooke
• Michael V. Schrock

2.	A proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as Plexus’ independent auditors for fiscal 2019.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

•	FOR each of the nominees for election to the board of directors;

•	FOR the ratification of the Audit Committee’s selection of PwC as Plexus’ independent auditors for fiscal 2019; and

•	FOR approval of the compensation of the Company’s named executive officers.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the annual meeting, more than 50% of Plexus’ outstanding shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting.

Assuming a quorum is present, directors are elected by a plurality of the votes cast in person or by proxy by the holders of Plexus common stock entitled to vote in the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Our bylaws provide that if any nominee for director does not receive, in an uncontested election, a majority of the votes cast for his or her election, the board will determine whether to accept the individual’s irrevocable, contingent resignation from the board (which must be submitted to, or on file with, the Company in order for that person to be nominated for board service).

Ratification of PwC as Plexus’ independent auditors will be determined by a majority of the shares voting on such matters, assuming a quorum is present. In addition, assuming a quorum is present, the results of the non-binding, advisory vote to approve the compensation of the Company’s named executive officers will also be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered.

If you own shares as a registered holder and you do not vote, your shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may or may not vote your shares in its discretion depending on the particular proposal. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Plexus’ independent auditors.

Q:    WHO MAY VOTE?

A:    You may vote at the annual meeting if you were a shareholder of record of Plexus common stock as of the close of business on December 6, 2018, which is the “Record Date.” As of the Record Date, Plexus had 31,218,947 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

Q:    HOW DO I VOTE?

A:    You may vote either in person at the annual meeting or in advance of the meeting by authorizing—by internet, telephone or mail—the persons named as proxies on the proxy card, Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote via the internet, as it is the most cost-effective method available. If you choose to vote your shares via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has the personal control number needed for your vote.

• By telephone:	On a touch-tone telephone, call 1-800-690-6903. Please have the notice we sent to you in hand because it has the personal control number needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name, you vote by giving instructions to the firm that holds your shares rather than using any of these methods. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy requests. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future. To consolidate your accounts, please contact our transfer agent, AST Financial, toll-free at 1-800-937-5449.

Q:    WHAT IF I OWN SHARES AS PART OF PLEXUS’ 401(k) RETIREMENT PLAN AND/OR EMPLOYEE STOCK PURCHASE PLANS?

A:    Shareholders who own shares as part of Plexus’ 401(k) Retirement Plan (the “401(k) Plan”) and/or its Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan. Shares held in accounts under the Purchase Plans will be voted in accordance with management’s recommendations, except for shares for which contrary designations from participants are received.

Q:    WHO WILL COUNT THE VOTE?

A:    Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes and its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on the Record Date, or their proxy holders or the underlying beneficial owners of the common stock, may attend the meeting. However, seating is limited and will be on a first arrival basis. To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Plexus common stock and a form of identification; or

•

If a broker or other nominee holds your shares, bring proof of ownership of Plexus common stock on or about the Record Date through such broker or nominee (or a proxy received from such holder) and a form of identification.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, the proxy may be revoked at any time prior to the voting thereof either by written notice filed with the secretary, or acting secretary, of the meeting or by oral notice to the presiding officer during the meeting. Presence at the annual meeting by a shareholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a proxy card or vote via the internet or by telephone, you may still vote in person at the annual meeting. To vote at the meeting, please either give written notice that you would like to revoke your original proxy to the secretary, or acting secretary, of the meeting or provide oral notice to the presiding officer during the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:    WHO IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.

Proxies may be solicited in person, or by telephone, e-mail or facsimile, by officers and regular employees of Plexus who will not be separately compensated for those services.

Q:    WHEN ARE SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS DUE FOR THE 2020 ANNUAL MEETING?

A:    The Secretary must receive a shareholder proposal no later than August 16, 2019, in order for the proposal to be considered for inclusion in our proxy materials for the 2020 annual meeting. The 2020 annual meeting of shareholders is tentatively scheduled for February 12, 2020. To otherwise bring a proposal or nomination before the 2020 annual meeting, you must comply with our bylaws, which require written notice to the Secretary between October 5, 2019, and October 30, 2019. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after October 30, 2019, then your proposal or nomination will be untimely and will not be presented to shareholders for action at the 2020 annual meeting of shareholders.

In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE SECRETARY?

A:    The address of the Secretary is:

Plexus Corp.

Attn: Angelo M. Ninivaggi

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the meeting, our bylaws require that we receive written notice, together with specified information, not less than 45 days nor more than 70 days before the first anniversary of the date in which proxy materials for the previous year’s annual meeting were first made available to shareholders. We did not receive notice of any matters by the deadline for the 2019 annual meeting, which was October 31, 2018.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of the Record Date (December 6, 2018), regarding the beneficial ownership of Plexus common stock by each director or nominee for director, each executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” herein, all directors and current executive officers as a group, and each known 5%-or-greater shareholder of Plexus. The specified individuals and entities have sole voting and sole dispositive powers as to all shares, except as otherwise indicated.

Name	Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Ralf R. Böer	49,520	*
Stephen P. Cortinovis	47,128	*
Ronnie Darroch	17,118	*
David J. Drury	51,894	*
Joann M. Eisenhart	7,770	*
Dean A. Foate	375,221	1.2%
Steven J. Frisch	77,813	*
Patrick J. Jermain	40,304	*
Rainer Jueckstock	15,805	*
Peter Kelly	37,533	*
Todd P. Kelsey	152,622	*
Angelo M. Ninivaggi	91,360	*
Karen M. Rapp	--	*
Paul A. Rooke	2,056	*
Michael V. Schrock	50,394	*

All directors and current executive officers as a group (17 persons)	1,230,855	3.9%

BlackRock, Inc. (2)	4,601,135	14.7%
The Vanguard Group, Inc. (3)	3,366,412	10.8%
Disciplined Growth Investors, Inc. (4)	2,971,726	9.5%
Dimensional Fund Advisors LP (5)	2,732,408	8.8%

*	Less than 1%

(1)

The amounts include shares subject to stock options granted under Plexus’ equity plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Böer (20,000), Mr. Cortinovis (15,000), Mr. Darroch (1,900), Mr. Drury (22,500), Mr. Foate (90,525), Mr. Frisch (45,898), Mr. Jermain (8,950), Mr. Kelly (8,581), Mr. Kelsey (64,700), Mr. Ninivaggi (60,150) and Mr. Schrock (20,000), and all directors and current executive officers as a group (486,431).

The amounts reported in the table also include shares subject to acquisition within 60 days of the Record Date, upon the vesting of restricted stock units (“RSUs”) granted under Plexus’ equity plans as follows: Mr. Böer (2,056), Mr. Cortinovis (2,056), Mr. Darroch (7,600), Mr. Drury (2,056), Dr. Eisenhart (2,056), Mr. Foate (2,056), Mr. Frisch (9,500), Mr. Jermain (9,000), Mr. Jueckstock (2,056), Mr. Kelly (2,056), Mr. Kelsey (14,400), Mr. Ninivaggi (7,600), Mr. Rooke (2,056) and Mr. Schrock (2,056), and all directors and current executive officers as a group (79,504).

In addition, the amounts reported in the table for certain directors include deferred stock units, which are payable in shares of the Company’s common stock on a one-for-one basis, as follows: Mr. Böer (3,174) and Mr. Drury (16,338).

(2)

BlackRock, Inc. filed a report on Schedule 13G/A, dated December 31, 2017, reporting sole voting power as to 4,234,050 shares and sole dispositive power as to 4,313,584 shares of common stock. BlackRock subsequently filed a report on Form 13F for the quarter ended September 30, 2018, showing sole voting power as to 4,517,802 shares and sole investment power as to 4,601,135 shares. The address of BlackRock, a parent holding company of certain institutional investment managers, is 40 East 52nd Street, New York, New York 10022.

(3)

The Vanguard Group, Inc. filed a report on Schedule 13G/A dated May 31, 2018, reporting sole voting power as to 33,875 shares, shared voting power as to 4,531 shares, sole dispositive power as to 3,314,766 shares and shared dispositive power as to 35,219 shares of common stock. Vanguard subsequently filed a report on Form 13F for the quarter ended September 30, 2018, showing sole voting power as to 31,084 shares, shared voting power as to 4,531 shares, sole investment power as to 3,333,984 shares and shared investment power as to 32,428 shares. The address of Vanguard Group, an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Disciplined Growth Investors, Inc. filed a report on Schedule 13G dated June 30, 2008, reporting that it held sole voting power as to 1,899,904 shares, shared voting power as to 268,950 shares and sole dispositive power as to 2,168,854 shares of common stock. Disciplined Growth Investors subsequently filed a report on Form 13F for the quarter ended September 30, 2018, showing sole voting power as to 2,324,922 shares and sole investment power as to 2,971,726 shares. The address of Disciplined Growth Investors, an investment adviser, is 150 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.

(5)

Dimensional Fund Advisors LP filed a report on Schedule 13G/A, dated December 31, 2017, reporting sole voting power as to 2,721,761 shares and sole dispositive power as to 2,809,467 shares of common stock. Dimensional Fund Advisors subsequently filed a report on Form 13F for the quarter ended September 30, 2018, showing sole voting power as to 2,648,189 shares and sole investment power as to 2,732,408 shares. The address of Dimensional Fund Advisors, an investment adviser, is Building One, 6300 Bee Cave Road Austin, Texas 78746.

ELECTION OF DIRECTORS

Plexus believes that it needs to attract and retain talented, focused and motivated leadership to develop and execute the Company’s long-term strategy and to deliver the economic profit that our shareholders expect. For Plexus, the concept of leadership is not limited to leadership within the Company; leadership also includes the individuals who serve on Plexus’ board.

Plexus’ bylaws currently authorize up to 12 directors, as determined by the board. The Plexus board may elect directors to fill empty seats, including those created by an expansion, between meetings of shareholders. In March 2018, the size of the board was increased to from 10 to 11 directors and Ms. Rapp was elected by the board as a director to fill the newly created position.

In accordance with Plexus’ bylaws, the board has therefore determined that there shall be 11 directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The individuals who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Name and Age	Principal Occupation, Business Experience and Education (1)

Ralf R. Böer, 70 Director since 2004

Mr. Böer has served as a Founding Partner and Director of Wing Capital Group, LLC, a private equity group, since 2008. He has also served as a Partner Emeritus of Foley & Lardner LLP, a national law firm, since retiring as a Partner in 2014, and was previously its Chairman and Chief Executive Officer. Mr. Böer’s legal practice included international and domestic acquisitions, international business transactions and licensing and technology transfers. He was a director of Fiskars Corporation, a global consumer products company, until 2015. Mr. Böer obtained a B.A. from the University of Wisconsin-Milwaukee and a J.D. from the University of Wisconsin Law School.

Stephen P. Cortinovis, 68 Director since 2003

Mr. Cortinovis is a private equity investor in Lasco Foods, Inc., a food services industry manufacturer and distributor. He was previously a Partner of Bridley Capital Partners Limited, a private equity group, and prior thereto served as President—Europe of Emerson Electric Co., a diversified global technology company. He is also a director of Aegion Corporation, a global infrastructure protection and rehabilitation company, the chair of its Strategic Planning and Finance Committee and a member of its Compensation Committee. Mr. Cortinovis obtained a B.A. and a J.D. from St. Louis University.

David J. Drury, 70 Director since 1998

Mr. Drury has served as a Founding Partner and Director of Wing Capital Group, LLC, a private equity group, since 2008. He was previously Chairman and Chief Executive Officer of Poblocki Sign Company LLC, an exterior and interior sign systems company, until 2015, and was also its President until 2011. In addition, Mr. Drury is a trustee of The Northwestern Mutual Life Insurance Company, an insurance and financial products company. He was a director of Journal Communications, Inc., a media holding company, until its acquisition in 2015. Mr. Drury earned a B.B.A. from the University of Wisconsin-Whitewater and is a Certified Public Accountant who practiced as such for 18 years.

Name and Age	Principal Occupation, Business Experience and Education (1)
Dr. Joann M. Eisenhart, 59 Director since 2015

Dr. Eisenhart has served as Executive Vice President, Chief People Officer at The Northwestern Mutual Life Insurance Company, a financial services and insurance provider, since March 2018. She previously served as Senior Vice President—Human Resources, Facilities and Philanthropy from 2013 until March 2018, and as Senior Vice President—Human Resources from 2011 until 2013. Prior thereto, Dr. Eisenhart served as Senior Vice President—Human Resources, Worldwide Manager and Operational Support at Pfizer Inc., a global biopharmaceutical company. Before joining Pfizer, Dr. Eisenhart held various leadership positions at Rohm & Haas Company, a specialty chemical company, including Human Resources Director and Senior Research Scientist. She also serves on the Board of Advisors for the University of Wisconsin-Madison Department of Chemistry and on the Board of Directors of the American Red Cross of Southeastern Wisconsin. Dr. Eisenhart earned a B.S. in Chemistry from the University of Illinois at Urbana-Champaign and a Ph.D. in Inorganic Chemistry from the University of Wisconsin-Madison; she also earned both a M.A. and a Ph.D. in Human and Organizational Development from Fielding Graduate University.

Dean A. Foate, 60 Director since 2000 Chairman since 2013

Mr. Foate has served as Plexus’ Chairman of the Board since 2013; he is currently the Company’s Non-Executive Chairman and served as Executive Chairman (which was not an executive officer position) during fiscal 2017. Mr. Foate retired as President and Chief Executive Officer of Plexus in 2016 after serving in such roles since 2002. He joined Plexus in 1984 and held various other executive roles, including prior service as its Chief Operating Officer. Mr. Foate is also a director of Regal Beloit Corporation, a manufacturer of electric motors, electrical motion controls, power generation and power transmission products, as well as a member of its Audit Committee and Corporate Governance & Director Affairs Committee. Mr. Foate earned a B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Master of Science in Engineering Management from the Milwaukee School of Engineering.

Rainer Jueckstock, 59 Director since 2013

Mr. Jueckstock has served as an Executive Vice President of Tenneco Inc., a producer of automotive emission control and ride control products and systems, since October 2018, when Tenneco acquired Federal-Mogul LLC, an automotive and industrial equipment supplier. Mr. Jueckstock has also served as President of Federal-Mogul Powertrain since October 2018, after having served as Chief Executive Officer of Federal-Mogul Powertrain since 2012. Prior to Tenneco’s acquisition of Federal-Mogul LLC in October 2018, he served as co-Chief Executive Officer of Federal-Mogul from 2012, as co-Chairman of the Board since 2015, and as a director since 2012. Mr. Jueckstock joined Federal-Mogul in 1990 and has served in numerous operations, sales and finance leadership roles, including as Chief Executive Officer during 2012, and as Senior Vice President-Powertrain Energy and a member of Federal-Mogul’s Strategy Board since 2005. Prior to joining Federal-Mogul, he was a member of the German Military. Mr. Jueckstock earned a degree in Engineering from the Military College at Zittau, Germany.

Peter Kelly, 61 Director since 2005

Mr. Kelly has served as Executive Vice President and Chief Financial Officer of NXP Semiconductors N.V., a provider of high performance mixed signal and standard semi-conductor product solutions, since 2017. Prior thereto, he served as Executive Vice President—Strategy and Mergers & Acquisitions since 2015, Executive Vice President and Chief Financial Officer since 2012 and Executive Vice President and General Manager of Operations since 2011. Mr. Kelly previously served as Vice President and Chief Financial Officer of UGI Corp., a distributor and marketer of energy products and services, and as Chief Financial Officer and Executive Vice President of Agere Systems, a semi-conductor company. He was a director of Graphic Packaging Holding Company, a provider of paper-based packaging solutions, as well as a member of its Audit Committee and Compensation and Benefits Committee, until August 2018. Mr. Kelly earned a B.S. from the University of Manchester (U.K.) Institute of Science and Technology and is a fellow of the Chartered Institute of Management Accountants.

Name and Age	Principal Occupation, Business Experience and Education (1)
Todd P. Kelsey, 53 Director since 2016

Mr. Kelsey has served as President and Chief Executive Officer of Plexus since 2016. He was previously Plexus’ Executive Vice President and Chief Operating Officer from 2013 until 2016, and its Executive Vice President—Global Customer Services from 2011 until 2013. Mr. Kelsey joined Plexus in 1994 as a Design Engineer in the Company’s Engineering Solutions Group, and has held various other positions with increasing responsibility since that time, including Senior Vice President—Global Customer Services and Senior Vice President—Engineering Solutions. He is also a director of Steelcase Inc., a global provider of workplace products, furnishings and services, as well as a member of its Audit Committee and Corporate Business Development Committee. Mr. Kelsey earned a B.S. and a M.S. in electrical engineering from the University of Wisconsin-Madison and a M.B.A. from the University of Wisconsin-Oshkosh.

Karen M. Rapp, 51 Director since 2018

Ms. Rapp has served as Executive Vice President, Chief Financial Officer and Treasurer, of National Instruments Corp., a producer of automated test equipment and virtual instrumentation software, since March 2017. Prior thereto, she served as the Senior Vice President of Corporate Development at NXP Semiconductors N.V., a provider of high performance mixed signal and standard semi-conductor product solutions, where she led the integration efforts for the NXP/Freescale Semiconductor, Ltd. merger, from 2015 to 2017. Prior to the merger, Ms. Rapp held several leadership positions at Freescale with increasing responsibility, including Vice President and Chief Information Officer, Director of Operations and Finance, Global Sales and Marketing, Director of Finance, Supply Chain, and Director of Finance, Continuous Development. Ms. Rapp holds a Master of Business Administration degree from The University of Texas at Austin and a Bachelor of Science degree in Finance from Northern Illinois University.

Paul A. Rooke, 60 Director since 2017

Mr. Rooke retired as Chairman and Chief Executive Officer, as well as a director, of Lexmark International, Inc., a provider of document imaging and enterprise software solutions, in 2016. Mr. Rooke also previously served as President of Lexmark. Prior to becoming President and CEO of Lexmark in 2010, he held several leadership positions with increasing responsibility, including Executive Vice President and President, Imaging Solutions, Executive Vice President and President, Printing Solutions and Services, and Vice President and President, Business Printer. Mr. Rooke holds a Master of Business Administration degree from the University of Kentucky and a Bachelor of Science degree in Mechanical Engineering from the University of Michigan.

Michael V. Schrock, 65 Director since 2006 Lead Director since 2013

Mr. Schrock, who has served as the Lead Director of Plexus’ board since 2013, has served as a Senior Advisor and Operating Consultant to Oak Hill Capital Partners, a private equity firm, since 2014. He served as President and Chief Operating Officer of Pentair Ltd. (now Pentair plc), a diversified manufacturer, until his retirement in 2013, and previously was President and Chief Operating Officer of Pentair’s Technical Products and Filtration Divisions. Prior to joining Pentair, Mr. Schrock held various senior management positions with Honeywell International Inc., a diversified technology and manufacturing company, covering North America as well as Europe, Africa and the Middle East. Mr. Schrock also serves as Chairman of the Board of Directors of Atkore International Group Inc., a manufacturer of electrical raceway products and mechanical products and solutions. In addition, Mr. Schrock is a director of MTS Systems Corporation, a global supplier of high-performance test systems and position sensors, as well as the chair of its Compensation and Leadership Development Committee and a member of its Governance and Nominating Committee. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management.

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:

•	Impeccable honesty and integrity and conduct in accordance with the Company’s values.

•	A high level of knowledge gained through formal education and/or specific practical experience.

•

Broad based business acumen, including a general understanding of operations management, marketing, finance, human resources management, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.

•	Global thinking and focus as well as a general understanding of the world economy.

•	Strategic thinking and an ability to envision future opportunities and risks.

•	A willingness to engage in thoughtful debate and challenging discussions in a respectful manner.

•	A network of important contacts that can bring knowledge and assistance to Plexus.

•	A commitment to spend requisite time on board responsibilities.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure that an appropriate diversity of backgrounds, skills and experiences is represented. Important skills and experiences currently identified are as follows:

•	Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.

•

Financial and accounting skills as well as experience in a public company, preferably with experience as a controller and/or chief financial officer; any such person is expected to fulfill the SEC’s requirements for an “audit committee financial expert.”

•	International experience with an understanding of conducting business on a global scale.

•	In-depth knowledge and significant practical experience in sales, marketing or innovation at a company positioned in one or more of our key markets.

•	A manufacturing management background, ideally an engineer, from a large, well respected manufacturing-based company, preferably one that relies on supply chain management for a competitive advantage.

•	Considerable experience in human capital development to fulfill talent and succession needs and to inform the design of both short- and long-term compensation and rewards programs.

The following is the Company’s matrix of experience for our directors, which together with the directors’ principal occupations and business experience described above, as well as the Company’s board member selection criteria, provide the reasons that each individual has been nominated to serve on the board. Boxes marked with an “X” in the matrix below indicate that the particular experience is one of the specific reasons that the individual has been nominated to serve on the board. The lack of an “X” does not mean that the director does not possess that experience, but rather that it is not a particular area of focus or expertise that was specifically identified as a reason for that individual’s nomination.

Public Company CEO/COO Experience					X	X	X	X		X	X
Financial and Accounting Experience		X	X		X	X	X	X	X	X
Global Business Experience	X	X	X	X	X	X	X	X	X	X	X
Sales, Marketing or Innovation Experience		X	X		X	X	X		X	X	X
Manufacturing Management Background					X	X	X	X		X	X
Supply Chain Management Experience					X	X	X	X	X	X	X
Human Capital Development and Compensation Experience	X	X	X	X	X	X	X	X	X	X	X

In addition, any individual age 72 or above is not eligible for election or re-election to the board of directors, unless such candidate is also a full-time employee of Plexus at the time or the board of directors, by majority vote, waives the restriction for a particular individual prior to such person’s election or re-election.

CORPORATE GOVERNANCE

Board of Directors Meetings

The board of directors held five meetings during fiscal 2018. Our independent directors have the opportunity to meet in executive session, without management present, as part of each regular board meeting. Mr. Schrock, the board’s Lead Director, presides at these sessions. All of our directors attended at least 75% of the total meetings of the board and the committees of the board on which they served in fiscal 2018 (for Ms. Rapp, who was appointed as a director in March 2018, this refers to the period in which she served as a director). The Plexus board of directors conducts an annual self-evaluation, reviewing the performance of each individual board member, the board’s committees and the board as a whole.

Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All continuing directors serving at the time attended the 2018 annual meeting of shareholders in person.

Director Independence

As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”

When the board of directors makes its determinations regarding which directors are independent, it first considers and follows the Nasdaq Global Select Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and its directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to inform it of any transaction, whether direct or indirect, such as through an immediate family member or an affiliated business entity, involving Plexus and the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.

Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Dr. Eisenhart and Ms. Rapp, as well as Messrs. Böer, Cortinovis, Drury, Jueckstock, Kelly, Rooke and Schrock, are each “independent” under applicable rules and guidelines. In reaching its determinations regarding the independence of Mr. Kelly and Ms. Rapp, the board considered that Mr. Kelly is an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus, and that Ms. Rapp is an executive officer of National Instruments Corp., which is also a supplier to Plexus. Plexus’ payments to distributors of NXP’s products in fiscal 2018 represented approximately 0.2% and 0.8% of the annual revenue of NXP and Plexus, respectively. In fiscal 2018, Plexus’ payments to National Instruments Corp. represented approximately 0.1% of the annual revenue of National Instruments Corp. and significantly less than 0.1% of the annual revenue of Plexus. It was determined that these relationships did not affect the independence of Mr. Kelly or Ms. Rapp. Mr. Foate, our Non-Executive Chairman and former Chief Executive Officer, and Mr. Kelsey, our current Chief Executive Officer, are not considered to be “independent.”

Board Leadership Structure

Mr. Foate has served as Chairman of the Board since 2013. Pursuant to a retirement and transition agreement (the “Transition Agreement”), which is described in “Directors’ Compensation” below, Mr. Foate began serving as Non-Executive Chairman (which is not an executive officer position) in fiscal 2018.

Mr. Foate serves as the Chairman of the Board primarily due to his in-depth knowledge of the Company and EMS industry, keen understanding of the Company’s operations and strategies, proven leadership and vision for Plexus, which position him to provide strong and effective leadership of the board. Mr. Foate joined Plexus in 1984, and served as CEO from 2002 until his retirement in 2016. In addition to his experience and long service with Plexus, the board currently believes that Mr. Foate is in the best position as Chairman to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

While currently the roles of Chairman and CEO are separately held by Mr. Foate and Mr. Kelsey, respectively, the board does not have a policy that requires the separation of these roles and believes the Company should adopt the board leadership structure that best serves its needs at any particular time. Pursuant to the Company’s Corporate Governance Guidelines, since Mr. Foate is not an independent director, the independent directors, meeting in executive session, elected a Lead Director from among the independent directors. The Company believes that the designation of an independent Lead Director, whose duties are described below, provides essentially the same benefits as having an independent chairman in terms of oversight, access and an independent voice with significant input into corporate governance. Mr. Schrock currently serves as the board’s Lead Director.

The duties of the board’s Lead Director include: (i) presiding at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chairman and the independent directors; (iii) together with the Chairman, approving the agendas for board meetings; (iv) together with the Chairman, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chairman as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major shareholders; and (viii) performing such other duties as the board or Chairman may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Plexus’ strategy.

The board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to identify, monitor and mitigate such risks, including the effectiveness of the Company’s governance and management of information technology and cybersecurity risks. The Compensation and Leadership Development Committee is responsible for overseeing risk related to the Company’s compensation, leadership development and succession planning programs, including considering whether such programs are in line with the Company’s strategic objectives, whether appropriate risk mitigation procedures are in place and whether the Company’s compensation plans incentivize appropriate risk-taking. The Nominating and Corporate Governance Committee oversees and provides insight regarding the process used by management to identify, prioritize, manage and monitor the Company’s material business risks, as well as risks associated with corporate governance, compliance and ethics.

Board Committees

The board of directors has three standing committees, all comprised solely of independent directors: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation and Leadership Development	Nominating and Corporate Governance
Ralf R. Böer		X	Chair
Stephen P. Cortinovis	X		X
David J. Drury	X	Chair
Joann M. Eisenhart		X	X
Rainer Jueckstock	X	X
Peter Kelly	Chair
Karen M. Rapp	X
Paul A. Rooke		X	X

Mr. Schrock, the board’s Lead Director, is not currently a member of any of these committees. Messrs. Foate and Kelsey are not “independent” directors; therefore, they are not eligible for membership on these committees under Nasdaq rules or the committees’ charters.

Audit Committee

The Audit Committee met eight times in fiscal 2018. All of the members of the Audit Committee are “independent” of Plexus under SEC and Nasdaq rules. The Audit Committee chooses the Company’s independent auditors and oversees the audit process as well as the Company’s accounting, finance and tax functions. Among its other responsibilities, the Audit Committee also oversees the Company’s ethics and whistle-blowing reporting programs, in conjunction with the Nominating and Corporate Governance Committee. See also “Report of the Audit Committee.”

Audit Committee Financial Experts

The board has determined that Messrs. Kelly and Drury and Ms. Rapp are “audit committee financial experts” based on a review of each individual’s educational background and business experience. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee (in this subsection, the “Committee”) met seven times in fiscal 2018. All of the members of the Committee are “independent” of Plexus under SEC and Nasdaq rules. The Committee is responsible for reviewing Plexus’ leadership structure, talent management efforts, leadership development and executive succession plans. Further, the Committee establishes the general compensation philosophies and plans for Plexus, reviews and determines the compensation of the CEO, and approves the compensation of the other executive officers as well as equity grants and awards under Plexus’ incentive compensation plans. The Committee also considers and makes recommendations to the board with respect to other compensatory plans and arrangements. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers. In addition to the following subsection, see also “Compensation Discussion and Analysis” and “Compensation Committee Report” below for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2018.

Overview of the Compensation Decision-Making Process

In accordance with the philosophy and the goals described below in “Compensation Discussion and Analysis,” Plexus compensates its executive officers through salaries and various other compensation plans. The Committee considers many factors in its decision-making process about the compensation of Plexus’ executive officers and the design of compensation plans Company-wide.

For compensation planning purposes, the Committee, using the selection criteria discussed below, has constructed a peer group in order to compare the compensation of Plexus’ executive officers with that paid by other companies in similar industries in which Plexus competes for talent, comparable companies in Plexus’ industry and companies with similar financial profiles.

The following peer group was used for fiscal 2018 executive compensation planning:

• Amphenol Corporation	• Curtiss-Wright Corporation	• Teledyne Technologies Inc.
• ARRIS Group, Inc.	• Esterline Technologies Corporation	• Trimble Navigation Limited
• AVX Corporation	• Harris Corporation	• Viavi Solutions Inc.
• Benchmark Electronics, Inc.	• Keysight Technologies, Inc.	• Vishay Intertechnology, Inc.
• Bruker Corporation	• PerkinElmer, Inc.
• Celestica Inc.	• Sanmina Corporation

The Committee conducts reviews of the peer group and selection criteria on a periodic basis to ensure that both are appropriate. During fiscal 2018, the Committee, with the assistance of Willis Towers Watson, made adjustments to the peer group for fiscal 2019 compensation planning purposes. Using the selection criteria, Amphenol Corporation and Viavi Solutions Inc. were removed. Fabrinet, TransDigm Group Incorporated and TTM Technologies Inc. were added to the peer group on account of each being more closely aligned with Plexus from a financial and industry perspective, as well as because each of those companies is more likely to compete with Plexus for talent.

The resulting peer group, which is being used for fiscal 2019 executive compensation planning, consists of the following companies:

• ARRIS Group, Inc.	• Esterline Technologies Corporation	• Teledyne Technologies Inc.
• AVX Corporation	• Fabrinet	• TransDigm Group Incorporated
• Benchmark Electronics, Inc.	• Harris Corporation	• Trimble Navigation Limited
• Bruker Corporation	• Keysight Technologies, Inc.	• TTM Technologies, Inc.
• Celestica Inc.	• PerkinElmer, Inc.	• Vishay Intertechnology, Inc.
• Curtiss-Wright Corporation	• Sanmina Corporation

Companies were chosen for the peer group using filtering criteria, such as industry codes, companies identified as competitors or which identified Plexus as a peer, company size and employee base, profitability, geographic footprint, company complexity and recent financial performance; anomalies or special circumstances (primarily acquisitions or significant size differences) that caused certain companies to not be in fact comparable were also reviewed. In addition, the Committee also considered financial peers that were not in a similar business, but were similar in size and financial performance to Plexus.

In addition to the peer group discussed above, several published general industry and electronics industry surveys provide insight into the competitiveness of each component of compensation offered to Plexus’ executive officers. When assessing the competitiveness of compensation and making compensation determinations, the Committee’s process includes a review and analysis of various factors, including:

•	Company financial results;

•	An internal calibration of base compensation as well as short-term and long-term award levels;

•	Individual stock ownership and grant practices for the CEO and other officers;

•	The proportion of pay between the CEO compared to those at other levels in the organization;

•	Deferred compensation arrangements and accumulated value;

•	Pay-for-performance and retention incentives; and

•	Reasonableness of compensation as a whole.

In performing these analyses, the Committee uses tally sheets, which incorporate these factors to provide a comprehensive view of Plexus’ total compensation for each executive and payout exposure under various performance scenarios.

When determining the appropriate competitive compensation for each executive, the Committee uses comparable pay information as a point for reference; however, it does not aim for any numerical or percentile equivalents within comparable information from peer group companies or other sources. The Committee believes that it is important to use its judgment in applying this information in individual cases, rather than arbitrarily attempting to aim for uniform application at a particular numerical equivalence. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to appropriately position the total target direct compensation of the Company’s executive officers and to balance different types of compensation (including equity) in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.

Management Participation

Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee.

Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with select members of human resources management and the compensation consultants to review competitive practices and overall plan expense; the CEO is not present for these discussions. The sessions generally focus on the CEO’s performance achievement and the elements of his compensation. The Committee discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to the companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Use of Consultants

The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant(s), and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to the compensation consultant(s) employed by the Committee. The Committee currently retains Willis Towers Watson as its compensation consultant. After considering the factors set forth in SEC and Nasdaq rules, in accordance with the Committee’s charter, the Committee does not believe its relationship with Willis Towers Watson has given rise to any conflict of interest.

Plexus human resources personnel meet with the compensation consultants to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. This interaction provides the consultants with insight into Plexus’ approach to compensation and its application. As part of its staff support function, Plexus human resources personnel also discuss results and conclusions with the compensation consultants. These discussions permit Plexus human resources personnel to be aware of the consultants’ recommendations and analysis, as well as to understand the rationale and methodology behind their conclusions.

For fiscal 2018 compensation planning, Willis Towers Watson provided analyses that assisted with the review of executive compensation, peer group changes and the change in control program, as well as input on the final value of performance stock units granted under the 2016 Omnibus Incentive Plan (the “2016 Plan”) and the impact of United States tax reform on the Company’s compensation programs generally.

For fiscal 2018 and 2019 compensation planning, the Committee directed the Company’s internal compensation and benefits staff to prepare an analysis of the Company’s executive compensation package consistent with prior years. Plexus’ internal staff obtained market-based data to provide the Committee with the same information and analysis as in previous years, and reviewed its findings with Willis Towers Watson. The Committee expects to use the same process in the future and may retain Willis Towers Watson or another independent compensation consultant to conduct a detailed analysis of the Company’s executive compensation package.

Neither the Company nor the Committee places any limitations or restrictions on its consulting firms or their reviews. The Company does provide substantive information about Plexus to help its consultants better understand the Company. Human resources personnel also meet with the consultants to discuss the consultants’ conclusions as to Plexus’ executive pay practices, organizational matters, the duties and responsibilities of particular positions, and overall conclusions based upon Plexus’ compensation principles and goals. Willis Towers Watson and previous consulting firms have been retained by the Committee only for projects related to the Company’s executive and director compensation programs.

Compensation Committee Interlocks and Insider Participation

Each member of the Committee is an independent director and there were no relationships or transactions in fiscal 2018 with those members requiring disclosure under SEC rules. See “Director Independence” above for certain other relationships that the board considered when determining the independence of the directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (in this subsection, the “Nominating Committee”) met five times in fiscal 2018. All of the members of the Nominating Committee are “independent” of Plexus under Nasdaq rules. The Nominating Committee considers candidates for board membership, reviews the effectiveness of the board, makes recommendations to the board regarding directors’ compensation, monitors Plexus’ compliance and ethics efforts, and evaluates as well as oversees corporate governance and related issues.

The Nomination Process

The Nominating Committee generally utilizes a director search firm to identify candidates, but it evaluates those individuals on its own; the Nominating Committee would also consider candidates suggested by outside directors, management and/or shareholders. As described above in “Election of Directors,” in accordance with the Company’s board member selection criteria, the Nominating Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas which could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The composition of the board of directors is reviewed annually to ensure that an appropriate mix of skills, experiences and backgrounds is represented; the membership mix of the board may also be changed as necessary to meet business needs.

The Nominating Committee would consider proposed nominees to the board submitted to it by shareholders. If a qualified individual expresses a serious interest and there is a position available, the Nominating Committee would review that person’s background and experience to determine whether that individual may be an appropriate addition to the board, and, if appropriate, would meet with the individual. A decision would then be made whether to nominate that person to the board. The Nominating Committee’s policy is to not evaluate proposed nominees differently depending upon who has proposed the potential nominee.

Ms. Rapp, an independent director who was appointed by the board in March 2018, was first suggested as a candidate by Diversified Search, an executive recruiting firm retained by the Nominating and Corporate Governance Committee that was paid a fee for researching and recommending potential candidates.

If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. See also “Commonly Asked Questions and Answers About the Annual Meeting” for bylaw requirements for nominations. Plexus has neither received nor rejected any candidates put forward by significant shareholders.

Communications with the Board

Any communications to the board of directors should be sent to Plexus’ headquarters office in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer also is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures that may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Plexus’ website at www.plexus.com under the link titled “Investors,” then “Corporate Governance.”

Code of Ethics, Committee Charters and Other Corporate Governance Documents

Plexus regularly reviews and augments its corporate governance practices and procedures. As part of its corporate governance practices, Plexus has adopted a Code of Conduct and Business Ethics, Corporate Governance Guidelines and written charters for each of its board committees discussed above. Plexus has posted on its website, at www.plexus.com, under the link titled “Investors” then “Corporate Governance,” copies of its Code of Conduct and Business Ethics, its Corporate Governance Guidelines, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria (included as an appendix to our Corporate Governance Guidelines), director and officer stock ownership guidelines, compensation clawback policy and other corporate governance documents. If those documents (including the committee charters, the Code of Conduct and Business Ethics and the Corporate Governance Guidelines) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ website at www.plexus.com.

Social Responsibility

Plexus is committed to social responsibility throughout our global business operations. Our commitment to social responsibility extends to human rights, labor practices, the environment, worker health and safety, fair operating practices and the Company’s social impact in the communities where we operate. We consider a variety of standards for socially responsible practices, including local and federal legal requirements in the jurisdictions where we operate, the International Organization for Standardization’s “Guidance on Social Responsibility” (ISO 26000) and standards established by the Responsible Business Alliance (the “RBA”). Plexus is a member of the RBA. Information about our corporate social responsibility efforts is available on our website at www.plexus.com.

Directors’ Compensation

The Nominating and Corporate Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards under Company plans. In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers similar types of factors, including comparisons with the peer companies discussed above and Company performance, that are considered by the Compensation and Leadership Development Committee when determining executive compensation. The Committee aims to set the compensation level of our directors and the Non-Executive Chair near the median of peer and market comparisons.

In his role as Non-Executive Chairman, Mr. Foate received an annual retainer of $240,000 in fiscal 2018. Each other Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Kelsey) received an annual director’s fee of $65,000 for fiscal 2018 service. Mr. Schrock’s additional fee for serving as the board’s Lead Director was $40,000 in fiscal 2018. The chairs and members of each committee received additional annual fees for service in such roles as follows:

Role	Audit Committee	Compensation and Leadership Development Committee	Nominating and Corporate Governance Committee
Chair	$27,000	$21,500	$17,250
Member	$12,500	$10,000	$6,250

In certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors do not receive board or committee meeting attendance fees.

Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Amounts in deferred cash accounts are credited with interest, compounded monthly, at the prime rate of interest, which is determined quarterly. Directors were previously eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

Directors currently participate in the 2016 Plan, which permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock (which may be designated as restricted stock shares or RSUs, performance stock awards (which may be settled in cash or stock and designated as performance stock shares or performance stock units (“PSUs”)), other stock awards and cash incentive awards. The 2016 Plan provides for an annual cap on the amount of awards to individual non-employee directors. The use of equity awards is designed to align directors’ interests with the long-term ownership interests of our shareholders. In the second quarter of fiscal 2018, each non-employee director serving on the grant date received a grant of RSUs worth approximately $120,000. The number of RSUs granted was determined based on the average closing price of the Company’s stock during the 90 calendar day period ended December 1, 2017. The restrictions on the RSUs generally lapse on the first anniversary of the grant date. Beginning in fiscal 2019, the value of the annual RSU grant to non-employee directors is increasing to $150,000.

Transition Agreement with Mr. Foate

For Mr. Foate’s service as Non-Executive Chairman, he currently receives an annual retainer of $240,000, which was determined based upon a review of market and peer group practices, and he is eligible to receive an annual equity grant at least equal to the grants made to the Company’s other non-employee directors. In accordance with the Transition Agreement, Mr. Foate is eligible to participate in the Company’s executive car and phone programs, and he and his dependents are also eligible to participate in the Company’s health plan until he reaches age 65, subject to his payment of the required premiums. Mr. Foate is otherwise compensated in accordance with Plexus’ policies for non-employee directors.

Director Compensation Table

The following table sets forth the compensation that was paid by Plexus in fiscal 2018 to its non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Other Benefits ($)(3)	Total ($)
Ralf R. Böer	$92,250	$123,444	--	--	$215,694
Stephen P. Cortinovis	83,750	123,444	--	--	207,194
David J. Drury	99,000	123,444	--	--	222,444
Joann M. Eisenhart	81,250	123,444	--	--	204,694
Dean A. Foate (4)	240,000	123,444	--	$22,048	385,492
Rainer Jueckstock	87,500	123,444	--	--	210,944
Peter Kelly	92,000	123,444	--	--	215,444
Karen M. Rapp (5)	42,181	--	--	--	42,181
Paul A. Rooke	81,250	123,444	--	--	204,694
Michael V. Schrock	105,000	123,444	--	--	228,444

(1)

Includes annual retainer, committee and chairmanship fees and, in the case of Mr. Schrock, his fee for serving as Lead Director of the board. For Mr. Foate, this amount reflects his retainer for serving as Non-Executive Chairman.

(2)

The amounts shown represent the grant date fair value of RSUs granted in fiscal 2018 computed in accordance with Accounting Standards Codification Topic 718. Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

The following table provides cumulative information about the grant date fair value of stock awards granted to the individual listed above in fiscal 2018, determined as of the applicable grant date in accordance with GAAP. It also provides the number of outstanding RSUs (that have yet to vest), PSUs (for Mr. Foate only) and stock options held by these individuals at September 29, 2018.

Name	Stock Awards		Option Awards
	Grant Date Fair Value of 2018 Stock Awards ($)	Number of Securities Underlying Stock Awards That Have Not Vested or Been Earned (#)	Number of Securities Underlying Unexercised Options (#)
Mr. Böer	$123,444	2,056	22,500
Mr. Cortinovis	123,444	2,056	15,000
Mr. Drury	123,444	2,056	22,500
Dr. Eisenhart	123,444	2,056	--
Mr. Foate	123,444	39,656	90,525
Mr. Jueckstock	123,444	2,056	--
Mr. Kelly	123,444	2,056	8,581
Ms. Rapp	--	--	--
Mr. Rooke	123,444	2,056	--
Mr. Schrock	123,444	2,056	20,000

The amount of securities underlying stock awards that have not vested or been earned for Mr. Foate includes 37,600 PSUs that were granted in fiscal 2016 while he was our President and Chief Executive Officer. The fiscal 2016 PSUs are reported in the table above at the maximum achievement level based on performance through the end of fiscal 2018. The PSUs may be earned from zero to 200% of the amount of the grant based on the performance of Plexus stock as compared to companies in the Russell 3000 Index during the three year performance period.

On January 22, 2018, each non-employee director serving at the time was granted RSUs for 2,056 shares. The number of RSUs granted was determined by dividing $120,000 by the average closing price of our shares on the Nasdaq Global Select Market during the 90 calendar day period ended December 1, 2017, which was $58.359. The grant date fair value reported in the tables above is above $120,000 because the average of the high and low trading prices of our shares on the grant date was $60.041. Messrs. Böer and Drury elected to defer receipt of all of the shares underlying the 2018 RSUs, which vest in January 2019.

Stock options, which have not been granted to non-employee directors since calendar year 2012, are fully vested and expire on the earlier of (a) 10 years from the applicable grant date, or (b) two years after termination of service as a director (three years for the options granted to Mr. Foate).

(3)

The current non-employee directors (other than Mr. Foate) do not generally receive any additional benefits, although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings, as well as one external educational seminar per year.

(4)	Includes the following amounts paid to Mr. Foate pursuant to his Transition Agreement: $20,697 for the Company car benefit and $1,351 for the phone benefit.

(5)	Ms. Rapp began serving as a director on March 13, 2018, and did not receive a grant of RSUs in fiscal 2018.

Director Stock Ownership Guidelines

Plexus believes that it is important for directors to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Therefore, directors must comply with stock ownership guidelines as determined by the board. The ownership guidelines currently require each director to own and maintain shares of common stock with a value equal to at least five times the director’s annual base cash retainer; such amount was increased from three times each director’s annual base cash retainer in November 2018. The required ownership must be achieved within five years from the director’s initial election or appointment. Restricted stock (including RSUs) that has yet to vest does not count toward a director’s ownership for purposes of these guidelines. Eight of our 10 non-employee directors are currently in compliance with the ownership requirements of the guidelines. Ms. Rapp and Mr. Rooke have until 2023 and 2022, respectively, to meet these requirements.

Stock ownership guidelines for executive officers are discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the SEC. SEC rules require these “insiders” to furnish Plexus with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who failed to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of copies of the Section 16(a) forms furnished to the company, or written representations from the insiders that no such forms were required. On the basis of filings and representations received by Plexus, the Company believes that its insiders complied with all applicable Section 16(a) filing requirements during fiscal 2018.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Leadership Development Committee (in this section, the “Committee”) of the board of directors sets the general compensation philosophy for Plexus and ensures that appropriate controls are in place to govern its application. The Committee makes decisions with respect to the compensation of the Chief Executive Officer and the Company’s other executive officers, and grants equity and other awards.

This section discusses the Committee’s executive compensation philosophy and decisions. Plexus provides further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement. The discussion focuses on the compensation of the executive officers named in the “Summary Compensation Table” in this proxy statement (the “named executive officers”) and listed below:

•	Todd P. Kelsey: President and Chief Executive Officer

•	Patrick J. Jermain: Senior Vice President and Chief Financial Officer

•	Steven J. Frisch: Executive Vice President and Chief Operating Officer

•	Angelo M. Ninivaggi: Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

•	Ronnie Darroch: Executive Vice President – Global Manufacturing Solutions and Regional President – AMER

Executive Summary

Fiscal 2018 Compensation Actions

•

The Committee performed a review of the peer group and made several changes to the peer group for fiscal 2019 compensation planning purposes, as discussed above in “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision- Making Process.”

•

Under the Committee’s equity allocation formula for fiscal 2018, annual equity awards to executive officers were granted as 50% performance stock units (“PSUs”) and 50% restricted stock units (“RSUs”). The equity grant allocation formula is intended to further strengthen the alignment of shareholders’ and executives’ interests, and motivate our executives to succeed in the long-term, as well as reflect the Company’s focus on performance-based compensation.

•

The total shareholder return (“TSR”) of Plexus stock during the three year performance period that ended in January 2018 was at the 61.5 percentile of companies in the Russell 3000 Index. Consequently, the PSUs granted in fiscal 2015 vested and paid out at approximately 146.0% of target.

•

Based on fiscal 2018 performance, total payments to executives under all components of the Variable Incentive Compensation Plan (the “VICP”) represented 190.2% of the target payout, with corporate financial performance representing 174.2% as compared to the target payout of 80% for such performance.

Consideration of Shareholder Advisory Vote to Approve Named Executive Officer Compensation

At Plexus’ 2018 annual meeting of shareholders, the Company held a shareholder advisory vote to approve named executive officer compensation. Approximately 98% of shares voting supported the proposal and, therefore, the advisory resolution regarding named executive compensation was approved. Although advisory votes are non-binding, the Company, the board of directors and the Committee consider communications received from shareholders regarding the Company’s executive compensation policies and decisions, including say-on-pay votes. The Committee reviewed the results of the vote and considered the high, and significantly improved, approval rate as an indication that shareholders generally support the Company’s executive compensation philosophy, program and decisions, including the changes made to the program in fiscal 2017.

Alignment of Executive Compensation with Shareholder Interests

•

The Company continues to emphasize annual and long-term incentive opportunities as a portion of total compensation since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to align the interests of executive officers with those of our shareholders.

•

The Committee’s long-term incentive strategy utilizes a portfolio approach when granting awards. This approach allows for the use of a combination of equity awards to create a balanced focus on long-term Company performance and shareholder returns.

•

The Committee grants PSUs to executive officers, which represent compensation that is at risk since these awards will be forfeited if performance falls below pre-defined threshold levels. Since fiscal 2017, the vesting of 50% of the PSUs has been based on a three-point annual average of the Company’s absolute economic return performance and the other 50% vests based on the relative total shareholder return (the “TSR”) of Plexus stock as compared to the TSR of the companies in the Russell 3000 Index, each over a three year performance period. PSUs granted prior to fiscal 2017 solely vest based on relative TSR performance over a three year performance period. The performance metrics associated with PSUs are described further in “Executive Compensation Philosophy, Goals and Process—Focus on Growth, Return on Invested Capital, Economic Return and TSR” below. The Committee believes that granting performance-based awards in the form of PSUs creates a substantive connection between the interests of our executives and those of our shareholders and provides motivation for our executives to succeed in the long-term.

•

The Company’s equity ownership guidelines require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary; executive officers other than our CEO are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. We do not count stock options or unvested equity awards toward the satisfaction of the guidelines, unlike many companies having higher requirements. We believe our more stringent approach results in higher levels of equity actually owned and, therefore, a stronger ownership mindset in alignment with our shareholders. Executive officers are generally not permitted to sell Plexus shares unless the applicable ownership requirement has been met. All of our executive officers, including our CEO, are currently in compliance with the ownership amounts required by the guidelines.

Summary of Executive Compensation Practices and Governance

To achieve the objectives of our executive compensation program and our compensation philosophy, we:

•	base a majority of total compensation on compensation that is at risk through our annual and long-term performance-based and retention incentives;

•	set annual and long-term incentive targets based on clearly disclosed, objective performance measures;

•	require executive officers to hold Plexus stock pursuant to equity ownership guidelines;

•	conduct annual assessments of risk associated with our executive compensation programs, policies and procedures;

•	mitigate undue risk associated with our compensation programs through a Clawback Policy;

•	enter into “double trigger” change in control agreements with executive officers;

•	do not have excise tax gross-up provisions in any change in control agreements;

•	do not enter into employment contracts with executives other than our CEO;

•	mitigate the potential dilutive effect of equity awards through a share repurchase program;

•	prohibit hedging transactions, pledging and short sales by our executive officers; and

•	do not provide significant perquisites.

Executive Compensation Philosophy, Goals and Process

The Committee’s philosophy is to fairly compensate all employees, including executives, for their contributions to Plexus, appropriately motivate employees to provide value to Plexus’ shareholders and consider the ability of Plexus to fund any compensation decisions, plans or programs. Fair compensation must balance both short-term and long-term considerations and take into account competitive forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders, while not exposing the Company to inappropriate risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.

Plexus’ executive compensation program is designed to provide a rational, consistent reward system that:

•	attracts, motivates and retains the talent needed to lead a complex global organization;

•	drives global financial and operational success that creates shareholder value without encouraging inappropriate risk-taking;

•	encourages behaviors that improve Plexus’ performance and maximize shareholder value, and fosters a culture of Company ownership among executive officers; and

•	appropriately balances Company performance and individual contributions towards the achievement of success.

For a discussion of the Committee’s decision-making process, its use of consultants and the role of Plexus’ executive officers and staff, see “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision-Making Process” above.

Focus on Growth, Return on Invested Capital, Economic Return and TSR

The Committee seeks to maintain executive compensation programs that align with creating and maximizing value for our shareholders. The Committee and the Company believe that shareholder value is maximized through revenue growth and generating a return on invested capital (“ROIC”) that exceeds the Company’s weighted average cost of capital (“WACC”), which we refer to as economic return. The importance of achieving revenue growth and economic return goals has been emphasized by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves its organic revenue growth and economic return goals.

The Company’s annual incentive compensation plan uses return on capital employed (“ROCE”), a derivative measure to ROIC that excludes taxes and equity-based compensation costs to determine economic return. The Committee and the Company believe ROCE is the appropriate performance measure because it reflects the Company’s operating performance and closely aligns with decision-making.

Economic return has been included as a performance metric for PSUs since 2017. Economic return is a key focus of the Company’s financial model and is a metric that the Committee believes, when combined with revenue growth, is highly correlated with driving shareholder value; using economic return as a metric also creates further alignment between the annual and long-term incentive plan metrics. Relative TSR, which was the sole performance metric under the PSUs that were granted in fiscal 2016 and prior years, also continues to be used. The Committee and the Company believe that relative TSR is an appropriate performance metric primarily because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders over the three year performance period.

Overview of Executive Compensation and Benefits

Plexus uses the following compensation reward components, which work together to create competitive compensation arrangements for our executive officers:

Reward Component	Purpose

Base Salary

Base salary is intended to provide compensation which is not at risk; however, salary levels and subsequent increases are not guaranteed. Base salary is designed to offer regular fixed compensation for the fulfillment of the duties and responsibilities associated with the job roles of our executives and employees. In addition, base salary is a baseline consideration for attracting and retaining talented individuals.

Annual Incentive

Our annual cash incentive compensation plan, the VICP, is designed to reward employees for the achievement of important corporate financial goals. There is also a component of the VICP that rewards employees for the attainment of individual and/or team objectives. The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation that is at risk and that depends upon the achievement of measurable corporate financial goals and individual objectives. As distinguished from equity-based compensation, which is significantly affected by market factors that may be unrelated to our results, the design of the VICP offers incentives based on our direct performance. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial goals and individual objectives. As it applies to executive officers, the VICP is a sub-plan of the 2016 Plan.

Long-Term Incentives

A substantial part of compensation, which is also at risk, is long-term equity-based compensation, awarded in fiscal 2018 in the form of PSUs and RSUs under the 2016 Plan. Our long-term incentives are designed to tie a majority of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value, as well as to encourage the long-term retention of these executives and other key employees.

Benefits

The health and well-being of our employees and their families is important to us. Therefore, we provide all of our employees with various benefits, such as health and life insurance. Offering these benefits also assists the Company in attracting, as well as retaining, executive officers and key personnel.

Retirement Plans

The Company maintains retirement plans to help our employees provide for their retirement on a tax-advantaged basis. Offering retirement plans helps the Company to attract and retain qualified employees, as well as meet competitive conditions. One of these retirement plans, the Plexus Corp. 401(k) Retirement Plan (the “401(k) Plan”), includes a Plexus stock fund as one of its investment choices to permit employees to maintain Plexus ownership if they wish. The Company also provides a supplemental executive retirement plan under which certain executives may elect to defer compensation; the Company also makes additional contributions on their behalf.

Agreements

Only our current Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus and to assist in maintaining their continuing loyalty. The change in control agreements utilize a double trigger and do not include excise tax gross-up provisions.

Elements and Analysis of Direct Compensation

Overview of Direct Compensation

Total direct compensation for executive officers at Plexus consists of three primary components—salary, annual cash incentive payments under the VICP and long-term equity-based awards. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways. The Committee reviews the total compensation package of each executive officer to determine whether it is reasonable.

The Committee does not use any specific numerical or percentage test to determine the ratio of direct compensation paid in base salary versus compensation at risk through the VICP or equity-based compensation. However, the Committee believes that a majority of compensation should be at risk and that the CEO’s percentage at risk should be the highest. VICP targets for executive officers other than Mr. Kelsey ranged from 70% to 80% of base salary in fiscal 2018, with the opportunity to earn cash incentives beyond those levels if Plexus exceeded its targeted financial goals. In the case of Mr. Kelsey, the potential target compensation at risk as a percentage of base salary was 120% in fiscal 2018, reflecting his overall greater responsibility for the Company. In fiscal 2018, long-term incentives for executive officers were granted in the form of: (i) RSUs that vest based on continued service and promote a long-term ownership mentality; and (ii) PSUs, which represent compensation that is at risk since these awards will be forfeited if performance is below a threshold level.

Except in the case of promotions or other special circumstances, base salary adjustments and equity awards for executives are targeted for implementation in the second quarter of each fiscal year to align with the Company’s internal performance management cycle and changes to the compensation of its other non-executive employees. The Committee considers both individual and Company performance in making these determinations, and believes that this timing forges a strong link between performance and pay.

The resulting total targeted direct compensation mix used for fiscal 2018 for Mr. Kelsey, our Chief Executive Officer, and the other named executive officers is illustrated in the charts below:

Base Salary

Structure

The Company and the Committee review market-based comparisons and other sources of comparative data to assist in establishing appropriate compensation for its executive officers, including peer group analysis and other third-party survey data as reference points for compensation practices. Through this form of benchmarking, we do not aim for particular numerical or percentage tests as compared to the peer group or the surveys; however, we generally target base salaries within ranges near market medians of those groups, with adjustments made to reflect individual circumstances.

The Committee expects to determine fiscal 2019 base salary adjustments for our executive officers in December 2018, after it has reviewed and considered the analysis discussed above in “Corporate Governance–Board Committees–Compensation and Leadership Development Committee–Overview of the Compensation Decision-Making Process–Use of Consultants.” As noted above, the effective date of any base salary adjustment for our executive officers is generally targeted for January in order to be aligned with the Company’s other U.S. salaried employees.

Factors Considered in Determining Base Salary

Prior to establishing the base salary level and increases for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from our peer group, salary increase trends for executive base pay and other information provided in published surveys. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using the peer group and survey data as indicated above. The Committee also considers the individual executive officers’ performance, duties and responsibilities, and their relative authority within Plexus.

With respect to the CEO’s base salary and increases (as well as other compensation actions that impact the CEO), the Committee uses this information and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. While the Committee takes into account the Company’s compensation philosophy and goals and follows a holistic approach to executive compensation packages, its final determinations may incorporate the subjective judgment of its members as well.

Executive officer base salary increases may include the following two components:

•

Competitive Adjustments. If executive officer salaries fall below the competitive median range when we compare them to our peer group and survey data, we consider increasing the salaries to a more competitive level. In some cases these competitive adjustments may take place over a multi-year period and may depend on individual performance.

•

Performance-Based Merit Increases. If executive officer salaries are found to be at an appropriate level when we compare them to the peer group and general industry survey data for the position, then a separate merit increase may be provided based on individual performance, if appropriate.

2018 Base Salary Adjustments

Base salary adjustments for 2018 were approved by the Committee in December 2017 for all executive officers. When considering compensation adjustments, the Company has placed a greater emphasis on annual and long-term incentive opportunities, as opposed to base salary, since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders. Our CEO’s base salary is higher than those of our other executive officers because of the more extensive and challenging duties and responsibilities associated with that position. In addition, the CEO’s total compensation is more heavily weighted toward performance-based compensation when compared to the total compensation of our other executive officers.

For 2018, Mr. Kelsey’s base salary was set at $940,000, which represented an increase of 11.9% from his previous salary. His base salary was set in connection with a multi-step increase process following his promotion to President and Chief Executive Officer in September 2016. The base salary for Mr. Kelsey is positioned near, but slightly lower than, the median of peer group and market comparisons. It is the philosophy of the Committee to pay near median and it expects that Mr. Kelsey’s base salary will align with the median of peer group and market comparisons going forward.

Increases for our other executive officers varied from 2.2% to 5.4%. Base salary increases for 2018 for our other executive officers represented a combination of competitive adjustments and merit increases. Variations between the executive officers reflected competitive conditions and the Committee’s view of the executive officers’ duties, responsibilities and performance. The Committee believed that base salaries for our other executive officers were appropriately aligned with peer group and market comparisons, and were awarded based on individual performance.

Presented below are the 2018 base salaries and percentage increases as compared to the prior year for our named executive officers:

Executive Officer	2018 Base Salary	Percentage Increase Compared to 2017
Mr. Kelsey	$940,000	11.9%
Mr. Frisch	$540,000	3.8%
Mr. Jermain	$490,000	5.4%
Mr. Ninivaggi	$435,000	3.6%
Mr. Darroch	$420,000	3.7%

Annual Incentive

Plan Structure

The VICP provides annual cash incentives to approximately 3,400 participants, including all of our executive officers. For executive officers, the VICP is a sub-plan of the 2016 Plan. The award opportunity levels for each participant are expressed as a percentage of base salary. In fiscal 2018, the targeted award opportunity for Mr. Kelsey was 120% of base salary, and the targeted award opportunities for our other executive officers varied from 70% to 80% of base salaries. The targeted award opportunities for other participants varied from 3% to 50% of base salaries.

The targeted award opportunity for Mr. Kelsey aligned with peer group and market comparisons and reflected the Company’s intent to weight a significant portion of his potential compensation toward performance-based elements of our compensation program. Annual incentive opportunity targets for our other executive officers have been increased in recent years as a result of adjustments for market competitiveness, promotions and other increases in responsibilities, as well as due to an increased emphasis on incentive compensation. Offering a greater percentage of compensation at risk is intended to more strongly link executive compensation with Company performance and shareholder returns. The Committee believes that at-risk compensation should be in line with the median of these comparisons, including for newly assumed roles, to ensure alignment between executives’ and shareholders’ interests.

Our executive officers also have the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that heightened responsibility leads to more influence on corporate performance. In addition, competitive factors drive relatively higher reward opportunities for those positions. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. The table below lists the fiscal 2018 targeted VICP award opportunities for the named executive officers, expressed as a percentage of base salary:

Executive Officer	Fiscal 2018 Targeted Award as a Percentage of Base Salary
Mr. Kelsey	120%
Mr. Frisch	80%
Mr. Jermain	75%
Mr. Ninivaggi	70%
Mr. Darroch	70%

The VICP provides for payments relating to corporate financial goals both below and above the targeted awards by establishing specific threshold levels of corporate performance at which payments begin to be earned and maximum payout levels beyond which no further payment is earned. The payout for our executive officers at the maximum payout level is 200% of the targeted award (including the 20% individual objectives component). The Committee believes that the opportunity to receive a payout above target should be based solely on achieving corporate financial goals. Payments to participants are not permitted under the VICP unless the Company achieves net income for the plan year.

The VICP provides that extraordinary items or charges should be excluded from fiscal year results. In addition, the Committee has the authority to exclude certain items, such as equity-based compensation costs and other non-recurring or unusual charges, when determining the achievement of the corporate financial goals. Equity-based compensation costs and charges related to the implementation of U.S. tax reform were excluded for fiscal 2018; however, the Committee did not exclude any other charges in the calculation of VICP awards.

2018 Plan Design—Company Goals

The specific corporate financial goals for fiscal 2018, each of which stood independently of the other with regard to award opportunities, were revenue and ROCE. The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. The fiscal 2018 targets for these goals were set as part of our annual financial planning process and continue to align with our enduring financial goals. For each of the corporate financial goals, we also established specific “threshold” and “maximum payout” levels of achievement as part of that process.

For the purposes of the VICP, ROCE is generally defined as annual operating income before taxes and excluding equity-based compensation costs divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. The VICP calculation excludes the items mentioned above because these factors do not reflect the operating performance of the Company, which is what the VICP is intended to reward. For the same reasons, when determining ROCE for VICP awards, extraordinary items or charges, such as restructuring costs and/or non-recurring charges, are disregarded, except as otherwise determined by the Committee in its discretion. Further discretion was not exercised by the Committee in fiscal 2018.

No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding equity-based compensation costs and, at the Committee’s sole discretion, non-recurring or restructuring charges). Awards for performance between the threshold and target level, and between the target and maximum levels, are calculated by straight-line interpolation.

For fiscal 2018, in accordance with Plexus’ strategic plan, the Committee set performance levels for each metric with a focus on achieving our enduring financial goals using the philosophy below:

	Threshold	Target	Maximum Payout
Revenue	Equal to prior year revenue	Midpoint between threshold and maximum payout	Equal to 12% revenue growth
ROCE	Equal to Plexus’ WACC plus 400 basis points	Midpoint between threshold and maximum payout	Equal to Plexus’ WACC plus 900 basis points

We believe that setting the maximum payout levels for revenue and ROCE consistent with our financial goals fully aligns employees with financial results that maximize value to our shareholders, without encouraging inappropriate risk-taking. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROCE, which were set between the threshold and maximum payout levels, were intended to be challenging, but achievable, based on industry conditions and Plexus’ financial plan.

The following table sets forth the fiscal 2018 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers, at the threshold, target and maximum payout performance levels:

	Threshold		Target		Maximum Payout
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$2,528	0%	$2,680	40%	$2,831	90%
ROCE	13.5%	0%	16.0%	40%	18.5%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROCE + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2018, revenue was $2,874 million and ROCE was 18.2%. Therefore, the Company’s performance was above the maximum payout level for revenue and between the target and maximum payout levels for ROCE. As a result, Plexus paid awards for corporate financial performance to executive officers and other employees based on revenue and ROCE performance; total payments to executives represented 174.2% versus the target of 80% for corporate financial performance. Plexus’ actual performance in fiscal 2018 as compared to these performance levels is illustrated in the following graphs:

2018 Plan Design—Individual Objectives

The Committee determines and approves the individual objectives established for the CEO and the other executive officers. For fiscal 2018, common individual objectives were shared by all executives, including Mr. Kelsey and the other named executive officers. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves net income for the plan year. The Committee’s assessment of individual objectives is based on their likely impact on the achievement of the Company’s annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.

The fiscal 2018 shared individual objectives for all of our named executive officers concentrated on process and technology standardization, inventory performance, customer service excellence and talent development. Mr. Kelsey provided the Committee with an assessment of the executive team’s performance on each shared objective and the Committee determined the ultimate award percentage level for each objective. Actual achievement of individual objectives for fiscal 2018 for which there was a potential payout equal to 20% of the targeted VICP award, was 16.0% for Mr. Kelsey, and ranged from 14.0% to 16.0% of the potential payout for the Company’s other executive officers, based upon the Committee’s determination of the degree to which the objectives were completed by each member of the executive team.

Long-Term Incentives

Plan Structure

Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation for executive officers. The shareholder-approved 2016 Plan allows, and its predecessor allowed, for various award types, including options, SARs, restricted stock awards (including RSUs), performance stock awards (including PSUs), other stock awards and cash incentive awards. Equity-based awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The Committee’s policy is to not “back-date” equity grants and, therefore, it did not back-date any equity grants in fiscal 2018. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.

For fiscal 2018 grants, and in furtherance of its emphasis on at-risk performance-based compensation, the Committee’s annual equity grant allocation formula for executives featured 50% PSUs and 50% RSUs (with other key non-executive employees receiving 100% RSUs). The Committee believes that the equity grant allocation formula promotes a strong pay-for-performance link and further enhances the alignment of the interests of our executives with those of our shareholders. The equity grant allocation formula also is intended to promote share ownership (along with our equity ownership guidelines) and motivate our executives to succeed in the long-term. The Committee intends to continue to emphasize the use of performance-based awards for executive officers in future years.

The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. Each element of the portfolio for fiscal 2018 is intended to address a different aspect of long-term incentive compensation, as set forth below:

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PSUs provide an additional incentive for executive officers to create shareholder value. For grants since fiscal 2017, 50% of the PSUs granted vest based on goals related to average economic return performance and the other 50% vest based on the relative TSR performance of Plexus common stock as compared to companies in the Russell 3000 Index, each over a three year performance period. PSUs granted prior to fiscal 2017 only vest based on relative TSR performance during the three year performance period. Economic return, which is calculated as a three-point annual average, is used as a performance measure for the PSUs because it is a key focus of the Company’s financial model and is a metric that the Committee believes, when combined with revenue growth, is highly correlated with driving shareholder value. The Committee believes that measuring TSR on a relative, rather than on an absolute, basis provides a more relevant measure of the performance of the Company’s stock. By mitigating the impact of macroeconomic factors (both positive and negative) that are beyond the control of the Company and its executives, relative TSR provides rewards that are better aligned to relative performance through varying economic cycles. PSUs also provide a retention incentive since these awards generally do not vest until the end of the three year performance period.

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RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. In addition to promoting retention, RSUs align the interests of executives and other employees who receive RSU grants with the interests of shareholders by building a long-term ownership mentality and providing motivation to succeed in the long term.

Stock options, which were not part of the Committee’s equity allocation formula during fiscal 2018, but were granted in prior fiscal years, provide rewards based upon the appreciation in value to shareholders, as measured by the increase in our share price, and there is no value to these awards if our share price does not increase.

Annual Award Determination and Allocation Process

Each year the Committee is presented a recommended total pool of equity awards for eligible participants. The Committee reviews the estimated value of the pool and the recommended grant guidelines prior to making grants, including when making grants in connection with promotions or other increases in responsibilities. Pursuant to its portfolio approach, in fiscal 2018, the Committee distributed awards in the form of PSUs and RSUs to eligible participants, as discussed above. When making these determinations, PSUs that vest based on the relative TSR of Plexus common stock are valued using the Monte Carlo valuation model, while the values of PSUs that vest based on economic return performance and RSUs are determined based on the fair-market value of Plexus common stock. The Committee believes that the equity grant allocation formula promotes a strong pay-for-performance link and further enhances the alignment of the interests of our executives with those of our shareholders and motivates our executives to succeed in the long term.

The Committee determines the grant for the CEO and approves grants for all other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself by balancing the need to provide fair compensation with the desire to keep related compensation value and expense relatively stable from period to period. The Committee considers each executive officer’s duties, responsibilities and performance, as well as internal and external comparisons (for example, peer group comparisons and other third-party market surveys, as described above), when approving the grant value for each executive officer. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives. For fiscal 2018, 24,760 PSUs and 29,130 RSUs were granted to Mr. Kelsey, and 37,420 PSUs and 44,040 RSUs were granted to the other executive officers as a group.

The Committee continues its focus on increasing incentive award opportunities for our executive officers as a portion of total potential compensation in order to more strongly link executive compensation with Company performance and shareholder returns. Equity awards are also allocated to high-performing key non-executive employees based upon recommendations by executive officers in accordance with a grant range grid, which assigns a range of grant sizes to each employee responsibility level and is intended to appropriately focus such individuals on increasing shareholder value.

Timing of Grants

Grants of PSUs are made in the fiscal second quarter; however, the performance goals for the PSUs are set in the fiscal first quarter. Grants of RSUs are generally made once a year during the fiscal second quarter, but may also be made in connection with new hires, promotions, other increases in responsibilities or in special situations. For example, in August 2016, the Committee granted Mr. Kelsey 57,065 RSUs in recognition of the increase in his responsibilities in connection with his promotion to President and CEO, and, on account of the then-planned CEO transition, it also granted a total of 59,350 RSUs to the Company’s other continuing executive officers. The Committee anticipates continuing to follow this grant schedule and practice for future grants.

Fiscal 2018 Awards

Based on the Committee’s long-term incentive strategy, as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, the Committee granted the following equity awards to the named executive officers as follows in fiscal 2018:

Executive Officer	PSUs (#)	RSUs (#)
Mr. Kelsey	24,760	29,130
Mr. Frisch	9,460	11,140
Mr. Jermain	7,280	8,570
Mr. Ninivaggi	5,830	6,850
Mr. Darroch	5,240	6,170

Vesting of 50% of the PSUs granted in fiscal 2018 is based on a three-point annual average of the Company’s absolute economic return performance during the performance period; vesting of the other 50% is based on the relative TSR of Plexus stock as compared to the companies in the Russell 3000 Index. Economic return is used as a performance measure for the PSUs because it is a key focus of the Company’s financial model and is a metric that the Committee believes, when combined with revenue growth, is highly correlated with driving shareholder value. Relative TSR is used because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders over the performance period. Performance on these metrics will be determined following the conclusion of the relevant three year performance period.

In order to further align the Company’s financial model and business strategy to the payout of long-term incentives, the maximum payout on 50% of the PSUs is achieved when the three-point annual average economic return is at or above 5.0% over the three year performance period. If the maximum payout level is achieved, 200% of this portion of the PSUs will be earned. A target payout on this portion of the award will be achieved if the three-point annual average economic return is 2.5%; the Committee believes that this target is meaningfully difficult, but is achievable and appropriate for our industry. The Company believes it is appropriate for a portion of these awards to vest when the three-point annual average economic return exceeds 0.0% because any positive level of economic return generates shareholder value. If the Company does not achieve a positive three-point annual average economic return, this portion of the PSUs will not pay out. Below is the payout matrix for the portion of the PSUs that may be earned based on economic return performance (if performance is between the specified levels, the payout will be interpolated):

Average Economic Return	Payout Performance Factor
0.0%	0%
0.5%	20%
1.0%	40%
1.5%	60%
2.0%	80%
2.5%	100%
3.0%	120%
3.5%	140%
4.0%	160%
4.5%	180%
5.0%	200%

The TSR calculations will be based on the percentage change from the initial price to the final price during the performance period, and will reflect the reinvestment of dividends, if any. The initial price reflects, and the final price will reflect, a 30 calendar day average closing price. The TSR calculations will be adjusted to reflect stock splits, recapitalizations and other similar events. The portion of the PSUs that may be earned based on relative TSR performance will vest at target if the TSR of Plexus stock is at the 50th percentile of companies in the Russell 3000 Index. A payout at maximum, which is 200% of the target award for this portion, may be achieved if the relative TSR of Plexus stock is at or above the 75th percentile of companies in the Russell 3000 Index. The Committee believes that a relative TSR at or above this level would be reflective of significant achievement during the performance period. In order to receive a payout at threshold, which is 50% of the target award for this portion, the relative TSR of Plexus stock must be at or above the 25th percentile of companies in the Russell 3000 Index. If the relative TSR of Plexus stock is below the 25th percentile, none of the PSUs will be earned and the awards will be forfeited.

The payout matrix for the portion of the PSUs granted in fiscal 2018 that may be earned based on relative TSR performance is presented in the table below (if performance is between the specified levels, the payout will be interpolated):

Relative TSR Percentile Rank	Payout Performance Factor
Below 25th	0%
25th	50%
30th	60%
40th	80%
50th	100%
60th	140%
70th	180%
75th and above	200%

The matrix above was also used for the PSUs granted prior to fiscal 2017, which, as previously noted, only vest based on relative TSR performance. For information regarding the performance of PSUs granted in fiscal 2018 and prior fiscal years as of September 29, 2018, see the “Outstanding Equity Awards at Fiscal Year-End” table below.

Annual awards of RSUs generally vest on the third anniversary of the grant, subject to early vesting on a change in control.

Fiscal 2015 PSUs

The TSR of Plexus stock during the three year performance period for the fiscal 2015 PSUs that ended in fiscal 2018 was at the 61.5 percentile of companies in the Russell 3000 Index. As a result, and according to the matrix set forth above, the PSUs vested and paid out at approximately 146.0% of target after certification by the Committee.

Equity Ownership Guidelines

The Company’s executive stock ownership guidelines, which are intended to increase the alignment between the interests of management and our shareholders, require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary. Executive officers other than our CEO, including the continuing executive officers in the “Summary Compensation Table” below, are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. Stock options and unvested equity awards do not count toward the satisfaction of the guidelines. There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer unless the applicable ownership requirement has been met; there are exceptions, including financing the exercise of stock options and any applicable taxes when the shares will be held, in connection with any applicable tax consequence related to the vesting of an equity award or with prior approval under special circumstances. All of our executive officers, including Mr. Kelsey, are currently in compliance with the guidelines.

Clawback Policy

Pursuant to the Plexus Corp. Executive Compensation Clawback Policy, in the event of a material restatement of the Company’s financial results as a result of significant non-compliance with financial reporting requirements, the Committee will review incentive compensation that was paid to the Company’s executive officers under the VICP (or any successor plan thereto) based solely on the achievement of specific corporate financial goals (“covered compensation”) during the period of the restatement. If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the

Committee will, as and to the extent it deems appropriate, recoup any portion of covered compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of covered compensation for up to three years preceding the date on which the Company is required to restate its financial results.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of significant non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging and Anti-Pledging Policy

The Company’s Insider Trading Policy explicitly prohibits directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock. Pledges and short sales of the Company’s securities are also prohibited under the Insider Trading Policy.

Elements and Analysis of Other Compensation

In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.

Benefits

We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. Consistent with competitive practice, the Committee approves certain perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The other benefits for certain of our executive officers are: a flexible perquisite benefit valued at up to $15,000 per calendar year to be used for expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice; a company car; and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel who are located in countries outside of the United States, as well as to executive officers who may be temporarily assigned outside of the United States, if any.

Plexus paid for the legal fees incurred by Mr. Kelsey related to the negotiation of the employment agreement he entered into with the Company in fiscal 2016. In connection with Mr. Darroch’s relocation to Neenah, Wisconsin from the United Kingdom at Plexus’ request during fiscal 2015, he received certain relocation benefits, which included Plexus purchasing his home to facilitate his timely move.

Retirement Planning – 401(k) Plan

The 401(k) Plan, which is available to substantially all U.S. employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $11,000 per calendar year. Employees have a choice of investment alternatives, including a Plexus stock fund.

Retirement Planning – Supplemental Executive Retirement Plan

As a consequence of Internal Revenue Code limitations on compensation that may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan that allows participants to defer taxes on current income. The SERP covers our executive officers and certain other executives, and provides a retirement savings alternative to address their particular circumstances and promote a long-term commitment to Plexus until retirement. All U.S.-based executive officers participate in the SERP. Under the SERP, those executives may elect to defer compensation and Plexus may also make discretionary contributions. Additionally, Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan. The SERP allows the investment of deferred compensation amounts on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or other investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings that may be credited become payable upon termination, retirement from Plexus or in accordance with the executive’s individual deferral election.

Additionally, the Company may credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require approval of the Committee. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate based on the market for executive compensation and its desire to provide an incentive for executives to remain with Plexus through retirement.

Fiscal 2018 Plan Activity

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Contribution Formula. Under a funding plan adopted by the Committee, the SERP provides for an annual discretionary contribution of the greater of (a) 9% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution. The Committee adopted this approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Willis Towers Watson, its compensation consultant for that program.

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Employer Contributions. For fiscal 2018, the total employer contributions to the SERP accounts was $462,505 for all executive officer participants as a group, including $170,220 for Mr. Kelsey. See footnote 5 to the “Summary Compensation Table.”

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Special Contributions. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above, and such contributions have been made in individual cases from time to time. However, in fiscal 2018, the Committee did not make any such contributions to the named executive officers.

Employment and Change in Control Agreements

We do not generally have employment agreements with our executive officers other than our Chief Executive Officer. Plexus believes that it is appropriate to maintain an employment agreement with our Chief Executive Officer in order to recognize the importance of the position, to help assure Plexus of the continuing availability of the CEO’s services over a period of time and to protect the Company from competition post-employment. All executive officers, including Mr. Kelsey, and certain other key employees have change in control agreements to help assure that these individuals will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty. We also believe that competitive factors require us to provide these protections to attract and retain talented executive officers and key employees.

Mr. Kelsey’s employment agreement and the change in control agreements are described below in “Executive Compensation—Employment Agreements and Potential Payments Upon Termination or Change in Control.” Please refer to the discussions therein for a further explanation of those agreements.

Determination of Benefit Levels

In general, the change in control agreements with our executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual salary plus targeted bonus, a continuation of health and retirement benefits for that period. There are not any excise tax gross-up provisions in any of the change in control agreements. The change in control agreements with all participants allow for a reduction in payments under a “best net” approach, providing either the full amount of the total payment or an amount equal to the total payment reduced by an amount necessary to avoid adverse excise tax consequences to the executive officer.

In addition, under the 2016 Plan and its predecessor, upon a change in control, unvested awards will generally automatically vest for all award holders (for PSUs, the performance period will be deemed to have concluded as of the date of the change in control, performance will be calculated and vesting will be determined).

Certain other key employees also have change in control agreements on substantially the same terms, although generally with only one or two years of coverage. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.

The Committee reviews the benefit levels under these agreements annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, as well as the elimination of excise tax gross-up provisions, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. Therefore, offering a package that is consistent with market practices is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment.

The Committee also intends that the potential expense of the agreements be reasonable as compared to total enterprise value. The potential expense of the agreements was estimated at 2.4% of total enterprise value as of the date of the Committee’s most recent determination, which the Committee believes remains within a reasonable range. As noted above, the change in control agreements contain a “double trigger,” which provides that benefits would only be paid to the executive officers in the event of a substantial impact upon their employment and compensation, and the agreements no longer include excise tax gross-up provisions.

The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe, as noted above, that the change in control agreements will help motivate executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company that they might perceive would jeopardize their employment.

Tax Aspects of Executive Compensation

The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.

In December 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was enacted in the United States. Among other changes, Tax Reform eliminated prospectively the provisions under Section 162(m) of the Code that allowed for tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers. Although Tax Reform substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to performance-based standards, the Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy.

As noted above, prior to Tax Reform, Section 162(m) of the Code limited the deductibility of compensation in excess of $1.0 million during a fiscal year to certain executive officers of publicly held companies. Exceptions were made for, among other things, performance-based compensation pursuant to plans approved by shareholders. As a result of Tax Reform, the performance-based compensation exception was generally eliminated prospectively, subject to certain transitional provisions. During the transition period, the Committee anticipates taking appropriate action to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions. Plexus took action with respect to the provisions of Section 162(m) so that compensation income relating to stock options, SARs, performance-based restricted stock, PSUs and cash incentive awards, including those made to executive officers pursuant to the VICP, under the 2016 Plan and predecessor plans awarded in fiscal 2018 and prior years is exempt to the extent possible, subject to transition period regulations and guidance, which continue to evolve. However, the grant of restricted shares or RSUs without performance goals has not been considered to be performance-based; as a result, the covered compensation of some individuals, including base salary, could exceed $1 million and, in those circumstances, the excess continues to not be tax deductible.

Other provisions of the Code also can affect the decisions we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for the “excess” payments. Excise tax gross-up provisions have been eliminated from all change in control agreements, and our agreements use a “best net” approach to minimize the possibility that an excise tax might be due or that a loss of the tax deduction might occur.

The Code also provides a surtax under Section 409A relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. We conducted an extensive review of our benefit plans and employment arrangements, and made various changes, to help assure they comply with Section 409A and that there are no adverse effects on Plexus or our executive officers as a result of these Code amendments.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee” and are set forth in a written charter adopted by the board, which is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.

Members of the Compensation and Leadership Development Committee:

David J. Drury, Chair

Ralf R. Böer

Joann M. Eisenhart

Rainer Jueckstock

Paul A. Rooke

EXECUTIVE COMPENSATION

This section provides further information about the compensation paid to, and other compensatory arrangements with, our executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation of our Chief Executive Officer, our Chief Financial Officer and the three executive officers who had the highest compensation of our other executive officers (collectively, the “named executive officers”). More detailed information is presented in the other tables and explanations that follow the table below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Todd P. Kelsey President and Chief Executive Officer	2018	$915,000	0	$3,453,316	$0	$2,087,928	$217,479	$6,673,723
	2017	840,000	0	3,139,088	112,752	1,071,000	200,756	5,363,596
	2016	536,154	0	3,559,062	405,682	230,768	136,487	4,868,153
Patrick J. Jermain Senior Vice President and Chief Financial Officer	2018	$483,750	0	1,015,744	0	689,997	105,424	2,294,915
	2017	460,000	0	1,009,044	70,079	366,563	100,949	2,006,635
	2016	440,000	0	776,273	249,175	174,193	99,764	1,739,405
Steven J. Frisch Executive Vice President and Chief Operating Officer	2018	$535,000	0	1,319,954	0	813,994	122,707	2,791,655
	2017	524,038	0	1,345,215	74,385	445,432	118,201	2,507,271
	2016	410,961	0	1,654,821	267,624	165,330	96,351	2,595,087
Angelo M. Ninivaggi Senior Vice President, Chief Administrative Officer, General Counsel and Secretary	2018	$431,250	0	812,595	0	574,125	88,655	1,906,625
	2017	416,250	0	807,129	59,508	309,586	94,829	1,687,302
	2016	401,250	0	686,644	208,721	150,661	95,134	1,542,410
Ronnie Darroch Executive Vice President – Global Manufacturing Solutions and Regional President – AMER	2018	$416,250	0	731,216	0	554,154	94,427	1,796,047
	2017	401,250	0	834,663	59,508	298,430	201,653	1,795,504
	2016	385,000	0	1,112,381	214,163	144,560	135,034	1,991,138

(1)

Includes amounts voluntarily deferred by the named persons under the Company’s retirement plans. The amounts deferred under the Plexus supplemental executive retirement plan (the “SERP”) are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)

The “Bonus” column includes only discretionary bonus payments apart from our Variable Incentive Compensation Plan (“VICP”). Payments under the VICP, including payments for achieving individual objectives, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ individual objectives are specific and performance against them is measured, we believe that payments under the VICP that relate to the achievement of individual objectives are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(3)	These columns represent the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of equity awards granted under the 2016 Plan and its predecessor, which are explained further below under “Grants of Plan-Based Awards.” Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions that we used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

Grants of stock options and restricted stock units (“RSUs”) are not subject to performance conditions, although the ultimate value of stock options depend on the appreciation in the Company’s stock price. The Company did not grant stock options to its executive officers in fiscal 2018, but did so in prior fiscal years. Vesting of 50% of the performance stock units (“PSUs”) granted in fiscal 2018 and fiscal 2017 is based on a three-point annual average of the Company’s absolute economic return performance and vesting of the other 50% depends on the relative total shareholder return (“TSR”) of Plexus stock as compared to companies in the Russell 3000 Index, each over a three year performance period. The fiscal 2016 grant of PSUs vests solely based on the performance of the relative TSR of Plexus stock as compared to companies in the Russell 3000 Index over a three year performance period. PSUs are reported in the “Stock Awards” column at “target” performance; participants can earn twice the number of PSUs granted for performance at “maximum.”

The value of the fiscal 2018 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Kelsey—$3,408,701; Mr. Jermain—$1,002,402; Mr. Frisch—$1,302,215; Mr. Ninivaggi—$802,642; and Mr. Darroch—$721,538. The value of the fiscal 2017 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Kelsey—$3,132,951; Mr. Jermain—$1,006,478; Mr. Frisch—$1,342,325; Mr. Ninivaggi—$805,395; and Mr. Darroch—$832,863. The value of the fiscal 2016 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Kelsey—$813,540; Mr. Jermain—$511,070; Mr. Frisch—$531,930; Mr. Ninivaggi—$427,630; and Mr. Darroch—$427,630.

Please also see the “Grants of Plan-Based Awards” table below for further information about equity awards granted in fiscal 2017, and the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding all outstanding equity awards at the end of fiscal 2018.

(4)

The “Non-Equity Incentive Plan Compensation” column represents amounts that were earned during each fiscal year under the VICP. Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and the executive officer’s performance on individual objectives.    We include more information about the VICP under “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Annual Incentive” above, as well as under “Grants of Plan-Based Awards” below.

The amounts shown in the “2018” row were earned in fiscal 2018 and were paid in fiscal 2019, the amounts shown in the “2017” row were earned in fiscal 2017 and were paid in fiscal 2018, and the amounts shown in the “2016” row were earned in fiscal 2016 and were paid in fiscal 2017.

Messrs. Jermain, Frisch and Darroch deferred $517,498, $244,198 and $110,831, respectively, of the amounts payable in fiscal 2019 related to the VICP award earned based on fiscal 2018 performance, and Messrs. Jermain and Frisch deferred 50% and 30%, respectively, and Mr. Darroch deferred $10,000, of the amounts payable in fiscal 2018 related to the VICP award earned based on fiscal 2017 performance.

(5)

The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP, reimbursement made by Plexus under its executive flexible perquisite benefit, Mr. Kelsey’s legal fees related to the negotiation of his employment agreement with the Company in fiscal 2016, the value of the company car benefit provided to the executive, additional life and disability insurance coverage and relocation. Per person detail is listed in the table below:

	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Executive Flexible Perquisite Benefit	Legal Fees	Company Car Benefit	Additional Life and Disability Insurance	Relocation	Total
Mr. Kelsey	2018	$11,000	$170,220	$16,978	--	$18,754	$527	--	$217,479
	2017	10,800	156,169	17,879	--	15,249	659	--	200,756
	2016	10,600	77,030	19,645	$12,414	16,115	683	--	136,487
Mr. Jermain	2018	11,000	65,241	12,969	--	15,687	527	--	105,424
	2017	10,800	61,700	14,266	--	13,524	659	--	100,949
	2016	10,600	58,272	17,383	--	12,850	659	--	99,764
Mr. Frisch	2018	11,000	75,721	17,686	--	17,572	728	--	122,707
	2017	10,800	73,316	17,503	--	15,722	860	--	118,201
	2016	10,600	54,986	16,519	--	13,379	867	--	96,351
Mr. Ninivaggi	2018	11,000	55,031	4,171	--	17,729	724	--	88,655
	2017	10,800	52,936	14,525	--	15,712	856	--	94,829
	2016	8,256	50,841	19,956	--	15,217	864	--	95,134
Mr. Darroch	2018	10,962	52,736	15,000	--	15,202	527	--	94,427
	2017	10,800	50,641	15,000	--	7,976	659	$116,577	201,653
	2016	13,515	48,355	15,000	--	7,505	659	50,000	135,034

Under the executive flexible perquisite benefit, executive officers may be reimbursed for expenses up to $15,000 in a calendar year for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, health and fitness related expenses and/or tax and estate advice. This benefit is not grossed up for taxes. The amounts in the “Executive Flexible Perquisite Benefit” column above include the reimbursements under that program in the fiscal years listed; these amounts may exceed the calendar year limits due to the difference between the fiscal and calendar year.

In connection with Mr. Darroch’s relocation to Wisconsin, Plexus purchased his former residence in the United Kingdom. The amount reported above in the “Relocation” column for fiscal 2016 represents Plexus’ additional incremental cost related to the home due to the impact of currency fluctuation on the estimated sale price and the amount for fiscal 2017 reflects Plexus’ additional incremental cost as a result of the sale of the home.

GRANTS OF PLAN-BASED AWARDS

2018

The table below sets forth information about equity awards that were granted to the named executive officers in fiscal 2018 under the 2016 Plan, as well as information about potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could have earned for fiscal 2018 performance under the VICP. As a result of corporate performance, cash incentive awards based on these criteria were earned under the VICP for fiscal 2018, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about potential compensation under the VICP and awards under the 2016 Plan in fiscal 2018, as well as additional information about those plans, following the table.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)

Mr. Kelsey	VICP	12/14/17	$1	$1,097,754	$2,195,508	--	--	--	--	--
	PSUs (2)	01/22/18	--	--	--	12,380	24,760	49,520	--	$1,704,351
	RSUs (3)	01/22/18	--	--	--	--	--	--	29,130 (3)	1,748,965

Mr. Jermain	VICP	12/14/17	1	362,774	725,549	--	--	--	--	--
	PSUs (2)	01/22/18	--	--	--	3,640	7,280	14,560	--	501,201
	RSUs (3)	01/22/18	--	--	--	--	--	--	8,570 (3)	514,543

Mr. Frisch	VICP	12/14/17	1	427,967	855,934	--	--	--	--	--
	PSUs (2)	01/22/18	--	--	--	4,730	9,460	18,920	--	651,108
	RSUs (3)	01/22/18	--	--	--	--	--	--	11,140 (3)	668,846

Mr. Ninivaggi	VICP	12/14/17	1	301,853	603,707	--	--	--	--	--
	PSUs (2)	01/22/18	--	--	--	2,915	5,830	11,660	--	401,321
	RSUs (3)	01/22/18	--	--	--	--	--	--	6,850 (3)	411,274

Mr. Darroch	VICP	12/14/17	1	291,353	582,707	--	--	--	--	--
	PSUs (2)	01/22/18	--	--	--	2,620	5,240	10,480	--	360,769
	RSUs (3)	01/22/1 8	--	--	--	--	--	--	6,170 (3)	370,447

(1)

Amounts in the rows labeled “VICP” reflect potential cash incentive payments for fiscal 2018 that were dependent on Plexus meeting corporate financial goals and the named executive officers achieving individual objectives, assuming such officers do not meet any of their individual objectives at threshold and meet them fully at both the target and the maximum payout levels. The amounts in the “Threshold” column indicate a payment for performance just above the threshold; there is no minimum payment once the threshold has been exceeded. Amounts in the “Maximum” column correspond to the “maximum payout level” under the VICP.

As a result of Plexus’ actual performance in fiscal 2018, overall cash incentive awards were earned based on corporate financial performance between the target and maximum payout levels, as reflected in the “Summary Compensation Table” and discussed in “Compensation Discussion and Analysis.”

(2)

Vesting of the PSUs is based on the relative total shareholder return (the “TSR”) of Plexus stock as compared to the TSR of companies in the Russell 3000 Index during a three year performance period ending on January 22, 2021, and on the average of the Company’s absolute economic return performance during the three year performance period. For more information regarding these awards, see the discussion below under the caption “Equity Plans,” as well as “Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Incentives.”

(3)	The RSUs vest on January 22, 2021, assuming continued employment. See the discussion below under the caption “Equity Plans.”

VICP

The VICP (as it applies to our executive officers) is a sub-plan of the 2016 Plan. Under the VICP, our executive officers may earn cash incentive awards that depend in substantial part upon the degree to which Plexus achieves corporate financial goals, which are set by our Compensation and Leadership Development Committee (the “Committee”) shortly after the beginning of our fiscal year. As long as Plexus achieves net income for the plan year, each executive officer also may earn a portion of his or her cash incentive award by accomplishing the individual objectives set for that executive officer. These awards are intended to reflect, in each instance, an individual’s performance that may not be reflected in the financial performance of the entire Company.

The amounts included in the table are potential future payouts under non-equity incentive awards that could be earned pursuant to both corporate financial and individual goals under the VICP. The amounts in the columns represent, respectively, the amount which could be earned in the event minimum results were achieved so as to result in a threshold payment to the executive officer, the amounts which could be received if each performance target was met exactly at the targeted level and the maximum amount that could be earned under the VICP, which is known as the “maximum payout level.” As noted above, the potential payouts reported in the table assume that the named executive officers do not meet any of their individual objectives at threshold and achieve them fully at both target and the maximum payout level.

Actual Company performance in fiscal 2018 was above the maximum payout level for revenue and between the target and maximum payout levels for return on capital employed (“ROCE”); therefore, total cash incentives based on corporate financial goals were paid between the target and maximum payout levels, as reported in the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above.

The maximum amount that could be earned based on individual performance was $219,551 for Mr. Kelsey (which would have been 20% of his cash incentive award at the targeted levels) and varied from $58,271 to $85,593 for the other named executive officers (also representing 20% of their respective cash incentive awards at the targeted levels).

Equity Plans

Under the 2016 Plan, the Committee may grant executive officers, employees and directors stock options, SARs, restricted stock, which may be designated as RSUs, performance stock awards, which may be settled in cash or stock and designated as performance stock shares or PSUs, other stock awards and cash incentive awards in periodic grants. Similar awards were offered under its predecessor, the 2008 Long-Term Plan (the “2008 Plan”), which is no longer being used for grants; however, outstanding awards continue in accordance with their terms.

In accordance with the Committee’s emphasis on performance-based compensation, the fiscal 2018 equity grant allocation formula for executive officers consisted of 50% PSUs and 50% RSUs. PSUs and RSUs were granted in January 2018; however, the performance goals for the PSUs were set during the fiscal first quarter. The Committee anticipates continuing to make grants of PSUs and RSUs on a similar schedule in the future.

PSUs are settled in Plexus stock. Vesting of 50% of the PSUs granted in fiscal 2018 is based on a three-point annual average of the Company’s absolute economic return performance and vesting of the other 50% depends on the relative TSR of Company stock as compared to the Russell 3000 Index, each over a three year performance period. If performance is below threshold on a metric, the portion of the PSUs based on such metric is forfeited. For performance at maximum, recipients may earn twice the number of PSUs originally granted that vest based on performance on that metric.

The RSUs listed above vest three years from the date of grant, assuming continued employment, and, as previously disclosed, are intended to promote retention, align the interests of executives with those of our shareholders and provide motivation to succeed in the long-term.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

September 29, 2018

The following table sets forth information about Plexus stock and option awards held by the named executive officers that were outstanding at the end of fiscal 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Kelsey	10,000	--	$40.224	10/28/23
	6,750	--	40.640	01/20/24
	6,750	--	44.477	04/22/24
	6,750	--	41.012	07/21/24
	6,750	--	38.020	10/27/24
	7,050	--	38.938	01/26/25
	7,050	--	44.395	04/27/25
	7,050	--	37.123	07/27/25
	3,000	--	34.770	11/02/25
	1,000	--	34.220	01/25/26
	7,200	--	41.840	04/25/26
	7,200	--	45.350	07/25/26
	3,600	3,600	45.445	10/31/26
					14,400	(3)	$ 842,544
					57,065	(4)	3,338,873
					29,630	(5)	1,733,651
					29,130	(6)	1,704,396
								15,600	(7)	$ 912,756
								39,910	(8)	2,335,134
								39,330	(9)	2,301,198

Mr. Jermain	4,475	--	45.350	07/25/26
	2,237	2,238	45.445	10/31/26
					9,000	(3)	526,590
					4,565	(4)	267,098
					9,530	(5)	557,600
					8,570	(6)	501,431
								9,800	(7)	573,398
								12,820	(8)	750,098
								11,560	(9)	676,376

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Frisch	2,125	--	40.640	01/20/24
	2,125	--	44.477	04/22/24
	3,187	--	41.012	07/21/24
	3,187	--	38.020	10/27/24
	3,487	--	38.938	01/26/25
	3,487	--	44.395	04/27/25
	4,650	--	37.123	07/27/25
	4,650	--	34.770	11/02/25
	4,750	--	34.220	01/25/26
	4,750	--	41.840	04/25/26
	4,750	--	45.350	07/25/26
	2,375	2,375	45.445	10/31/26
					9,500	(3)	555,845
					22,825	(4)	1,335,491
					12,700	(5)	743,077
					11,140	(6)	651,801
								10,200	(7)	596,802
								17,100	(8)	1,000,521
								15,030	(9)	879,405

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Ninivaggi	6,250	--	25.325	04/22/23
	6,250	--	33.055	07/22/23
	6,250	--	40.224	10/28/23
	3,250	--	40.640	01/20/24
	3,250	--	44.477	04/22/24
	3,250	--	41.012	07/21/24
	3,250	--	38.020	10/27/24
	3,300	--	38.938	01/26/25
	3,300	--	44.395	04/27/25
	3,300	--	37.123	07/27/25
	3,300	--	34.770	11/02/25
	3,800	--	34.220	01/25/26
	3,800	--	41.840	04/25/26
	3,800	--	45.350	07/25/26
	1,900	1,900	45.445	10/31/26
					7,600	(3)	444,676
					4,565	(4)	267,098
					7,620	(5)	445,846
					6,850	(6)	400,794
								8,200	(7)	479,782
								10,260	(8)	600,313
								9,260	(9)	541,803

Mr. Darroch	--	1,900	45.445	10/31/26
					7,600	(3)	444,676
					13,700	(4)	801,587
					7,880	(5)	461,059
					6,170	(6)	361,007
								8,200	(7)	479,782
								10,610	(8)	620,791
								8,320	(9)	486,803

(1)

Option award granted under the 2016 Plan or the 2008 Plan. All options have an exercise price equal to the fair market value of our common stock on the date of grant. Options vest in two annual installments beginning on the first anniversary of the grant date. The Company did not grant options to its executive officers in fiscal 2018, but did so in prior fiscal years.

(2)	Based on the $58.51 per share closing price of our common stock on September 28, 2018, the last trading day of fiscal 2018.

(3)	Consists of RSUs awarded in fiscal 2016 under the 2008 Plan. The RSUs vest on January 25, 2019, based on continued service through that date.

(4)	Consists of RSUs awarded in fiscal 2016 under the 2016 Plan. One half of the RSUs vest on August 19, 2019, and the other half vests on August 20, 2020, based on continued service through those dates.

(5)	Consists of RSUs awarded in fiscal 2017 under the 2016 Plan. The RSUs vest on January 23, 2020, based on continued service through that date.

(6)	Consists of RSUs awarded in fiscal 2018 under the 2016 Plan. The RSUs vest on January 22, 2021, based on continued service through that date.

(7)

Consists of PSUs awarded in fiscal 2016 under the 2008 Plan. The PSUs vest based on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 25, 2019. As of the end of fiscal 2018, performance for the PSUs was between the target and maximum levels; therefore, the value of the award is shown at the maximum achievement level.

(8)

Consists of PSUs awarded in fiscal 2017 under the 2016 Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 23, 2020. As of the end of fiscal 2018, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2017 PSUs at the maximum achievement level. The relative TSR of our common stock was between the threshold and target levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2017 PSUs at the target achievement level.

(9)

Consists of PSUs awarded in fiscal 2018 under the 2016 Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 22, 2021. As of the end of fiscal 2018, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2017 PSUs at the maximum achievement level. The relative TSR of our common stock was between the threshold and target levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2017 PSUs at the target achievement level.

See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

OPTION EXERCISES AND STOCK VESTED

2018

The following table sets forth information about the Plexus stock options that were exercised by the named executive officers as well as the PSUs and RSUs that vested in fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Kelsey	46,900	$1,255,549	25,296	$1,505,583
Mr. Jermain	13,100	310,815	14,870	884,894
Mr. Frisch	32,500	979,156	16,600	987,952
Mr. Ninivaggi	22,250	718,716	11,856	705,480
Mr. Darroch	13,226	262,351	13,340	794,014

(1)

Based on the difference between the exercise prices and sale prices on the date of exercise for stock options with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise prices and the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the exercise date.

(2)	Based on the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the vesting dates for PSUs and RSUs.

NONQUALIFIED DEFERRED COMPENSATION

2018

Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans—the 401(k) Plan for all qualifying U.S. employees, the SERP for executive officers (and certain other executives) and certain foreign plans. Since these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.

The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum Internal Revenue Code (the “Code”) mandated limit of $18,500 ($24,500 if age 50 or older) in calendar year 2018; Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $11,000 in calendar year 2018. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.

Plexus maintains the SERP as an additional deferred compensation mechanism for its executives. Under the SERP, an executive may elect to defer compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The SERP allows the investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments, which are intended to mirror the options available under the 401(k) Plan; however, the investment choices in the SERP do not include Plexus stock.

Personal voluntary deferrals to the SERP for fiscal 2018 by executive officers, including the named executive officers, totaled $356,637. The SERP also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Other Compensation—Retirement Planning – Supplemental Executive Retirement Plan,” the Committee determined the current Company contribution to the

SERP after reviewing a competitive analysis prepared by Willis Towers Watson. As a result, the discretionary contribution is the greater of (a) 9% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. The Committee may also choose to make additional or special contributions from time to time; no such contributions were made in fiscal 2018 to the named executive officers.

The following table includes information regarding contributions under the SERP. Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, Company contributions under both are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Kelsey	$8,885	$170,220	$111,281	--	$1,103,262
Mr. Jermain	183,281	65,241	36,377	--	505,331
Mr. Frisch	133,630	75,721	41,673	--	572,681
Mr. Ninivaggi	--	55,031	48,431	--	647,583
Mr. Darroch (3)	30,841	52,736	30,868	--	366,945

(1)

Includes contributions by the named executive officers that are included in the “Salary” column in the “Summary Compensation Table” above as follows: Mr. Kelsey—$8,885; and Mr. Darroch—$20,841. Also includes the following contributions by the named executive officers related to incentive compensation related to fiscal 2017 VICP awards that was payable in fiscal 2018, but was deferred, and that are included in the “Non-Equity Incentive Plan Compensation” column in “Summary Compensation Table” for fiscal 2017 as follows: Mr. Jermain—$183,281, Mr. Frisch—$133,630; and Mr. Darroch—$10,000.

(2)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Kelsey—$541,807; Mr. Jermain—$371,702; Mr. Frisch—$394,302; Mr. Ninivaggi—$133,168; and Mr. Darroch—$281,778.

(3)

The “Aggregate Balance at Last FYE” column includes Mr. Darroch’s and Plexus’ contributions to the Plexus Corp. (UK) Ltd. Group Life Assurance Scheme (the “U.K. Plan”) prior to his relocation to the U.S. in fiscal 2015. Plexus has not made any contributions to the U.K. Plan for Mr. Darroch since his relocation to the U.S.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

This section provides information about specific agreements with our executive officers relating to employment and post-employment compensation.

Plexus does not generally have employment agreements with its executive officers. However, the Committee and the board continue to believe that is important to have an employment agreement with our CEO to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. The Company entered into an employment agreement with Mr. Kelsey in 2016 in connection with his appointment as our President and CEO.

All of our executive officers have change in control agreements, which provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.

Employment Agreement with Mr. Kelsey

In August 2016, in connection with Mr. Kelsey’s promotion to the positions of President and Chief Executive Officer, effective September 30, 2016, the Company entered into an employment agreement with Mr. Kelsey (the “Employment Agreement”). The Employment Agreement specifies when the Company may terminate Mr. Kelsey for cause, as well as when Mr. Kelsey may leave the Company for good reason, and determines the compensation payable upon termination. The definitions of “cause” and “good reason” are substantially similar to those under the Company’s change in control agreements.

If Mr. Kelsey is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, the Company is not required to make any further payments to Mr. Kelsey other than with respect to obligations accrued on the date of termination. If Mr. Kelsey’s termination is due to his death or disability, all unvested stock options and RSUs would automatically vest and any performance stock units would vest pro rata based on his length of service during the performance period and actual Company performance.

If the Company terminates Mr. Kelsey without cause, or he resigns with good reason, Mr. Kelsey is entitled to receive his base salary for a two year period following his separation date (the “Separation Period”), a VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Kelsey is involuntarily terminated prorated based on the number of the days in the period in which he was employed and a payment equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date on each December 15 during the Separation Period. In addition, Mr. Kelsey would also receive an amount equal to the maximum allowable Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans during the Separation Period. Mr. Kelsey would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a two year period following his separation; if a non-active employee is not eligible to participate in such plans, the Company will instead provide Mr. Kelsey with the cost of premium continuation coverage. In addition, Mr. Kelsey would receive a lump-sum payment equal to the value of continued participation in the Company’s other welfare plans and executive reimbursement plan, company car and other similar plans and arrangements for two years. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code (except if such payment(s) qualify for an exception thereto). The Employment Agreement does not provide for any tax gross-up payments.

Mr. Kelsey would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.

If Mr. Kelsey is terminated by Plexus without cause or he resigns with good reason, his equity awards would be treated in accordance with the terms of the 2016 Plan and predecessor plans, with Mr. Kelsey being deemed a continuing employee for purposes of applying the vesting and exercisability provisions of any equity awards held by him on his separation date that were granted more than one year prior to such date; see “Treatment of Equity Awards” below for more information.

Under Mr. Kelsey’s Employment Agreement, the Company is protected from competition by Mr. Kelsey after the termination of his employment. Upon termination, Mr. Kelsey agrees to not interfere with the relationships between the active customers and suppliers, as well as employees, of the Company for two years, and to not compete with the Company over the same period. Further, Mr. Kelsey has agreed to related confidentiality requirements after the termination of his employment.

The Company executed a new change in control agreement with Mr. Kelsey during fiscal 2017 to eliminate excise tax gross-up provisions. Pursuant to the change in control agreement, Mr. Kelsey is eligible to receive three times salary plus benefits in the event of a termination of his employment in connection with a change in control. If both the Employment Agreement and the change in control agreement apply to a particular termination, Mr. Kelsey will receive benefits under whichever agreement provides the higher amount of benefits in the aggregate.

Change in Control Agreements

Plexus has change in control agreements with Messrs. Kelsey, Jermain, Frisch, Darroch and Ninivaggi, its other continuing executive officers and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced, their benefits must be commensurate with those of similarly situated executives of the acquiring firm and their location of employment must not be changed significantly as a result of the change in control.

Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or if an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. The change in control agreements designate three times salary plus benefits for each of Messrs. Kelsey, Jermain, Frisch, Darroch and Ninivaggi. There are not any excise tax gross-up provisions in any of the change in control agreements. The agreements provide that a cap may apply if the total potential payments would be subject to any excise taxes imposed by Section 4999 of the Code because such potential payments would exceed three times base compensation determined under that section. In that case, total potential payments would be capped just below the excise tax threshold if the net uncapped amount that otherwise would have been retained by the executive officer (after such individual would pay the excise tax) would be less than the capped amount (with no imposed excise tax).

The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, provides an appropriate balancing of the interests of the Company, its shareholders and its executives.

Under our change in control agreements:

•

A termination for “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•

After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement or requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•

A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

Treatment of Equity Awards

Under the 2016 Plan and predecessor plans, participants (or their representatives) have a period of time in which they may exercise vested awards after death, disability, retirement or other termination of employment, except in the case of termination with cause. Options and SARs do not continue to vest after termination except for full vesting upon a change in control or, when provided in the related award agreements, upon death or disability. RSUs that have yet to vest are generally forfeited on termination of employment, but immediately vest upon a change in control. PSUs that have yet to vest are also generally forfeited on a termination of employment, but are prorated following the conclusion of the performance period on death or retirement prior to the end of such period; on a change in control, the performance period is deemed over and any PSUs earned based on performance during such period vest at that time. See “Outstanding Equity Awards at Fiscal Year End” above for information as to the named executive officer’s outstanding equity awards at September 29, 2018.

Severance

Plexus does not have employment agreements with its executive officers other than Mr. Kelsey. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.

Potential Benefits Table

The following table provides information as to the amounts which will be payable (a) to Mr. Kelsey under his Employment Agreement if he is terminated by Plexus or if he resigns, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of September 29, 2018, the last day of our previous fiscal year. The table includes only benefits that would result from the stated event, not vested benefits that are payable irrespective of the reason for termination.

Executive Officer; Context of Termination	Cash Payments (1)	Early Vesting of Stock Options and SARs (2)	Early Vesting of RSUs (3)	Early Vesting of PSUs (4)	Additional Retirement Benefits (5)	Other Benefits (6)	Payment Reductions (7)	Total
Mr. Kelsey— Termination by Plexus for Cause or Resignation without Good Reason	--	--	--	--	--	--	--	--
Mr. Kelsey— Termination by Plexus without Cause or Resignation with Good Reason	$5,264,000	--	--	--	$361,686	$32,633	--	$5,658,319
Mr. Kelsey—Death or Disability	--(8)	$47,034	$7,619,465	$1,968,100	--	--	--	9,634,599
Mr. Kelsey—Change in Control	6,204,000	47,034	7,619,465	3,829,480	542,529	327,357	--	18,569,865
Mr. Jermain—Death or Disability	--(8)	29,233	1,852,719	873,260	--	--	--	2,755,212
Mr. Jermain—Change in Control	2,572,500	29,233	1,852,719	1,470,941	228,506	287,311	--	6,441,210
Mr. Frisch—Death or Disability	--(8)	31,029	3,286,214	1,011,493	--	--	--	4,328,736
Mr. Frisch—Change in Control	2,916,000	31,029	3,286,214	1,779,289	259,987	261,149	$(1,554,400)	6,979,268
Mr. Ninivaggi—Death or Disability	--(8)	24,824	1,558,414	717,549	--	--	--	2,300,787
Mr. Ninivaggi—Change in Control	2,218,500	24,824	1,558,414	1,198,285	197,973	250,416	(477,464)	4,970,948
Mr. Darroch—Death or Disability	--(8)	24,824	2,068,329	716,893	--	--	--	2,810,046
Mr. Darroch—Change in Control	2,142,000	24,824	2,068,329	1,176,636	191,088	271,598	--	5,874,475

(1)

Cash payments in the context of a termination in connection with change in control represent payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2018 and the target VICP cash incentive payment for fiscal 2018. Under the change in control agreements, this payment equals three years salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination.

As discussed above, pursuant to Mr. Kelsey’s employment agreement, if he is terminated without cause, or he resigns with good reason, he is entitled to receive his base salary for a two year period following his separation date and a pro-rated VICP cash incentive award for the year of involuntary termination. In addition, Mr. Kelsey would also receive two annual payments following his termination each equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date.

(2)

All outstanding unvested stock options and SARs would become vested upon a change in control, as well as upon death or disability. See “Outstanding Equity Awards at Fiscal Year End” for further information regarding all stock options owned by the named executive officers, including those that have already fully vested.

(3)

All outstanding unvested RSUs would become vested upon a change in control. The amount shown is the value of the unvested RSUs based on Plexus’ closing stock price of $58.51 per share on the last trading date of fiscal 2018.

(4)

The performance period for outstanding PSUs would be deemed to end upon a change in control and vesting would be determined at that time. Based on performance through the end of fiscal 2018: the amounts reported for the fiscal 2018 PSUs reflect a payout at the maximum achievement level for the portion of the PSUs that vest based on economic return and a payout at target for the portion that vests based on relative TSR performance; the amounts reported for the fiscal 2017 PSUs reflect a payout at the maximum achievement level for the portion of the PSUs that vest based on economic return and a payout at target for the portion that vests based on relative TSR performance; and the amounts related to the fiscal 2016 PSUs are presented at the maximum achievement level. The amounts above were calculated using Plexus’ closing stock price of $58.51 per share on the last trading day of fiscal 2018. Payments would be prorated due to death or disability.

(5)

Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. Similar provisions for a termination without cause apply with respect to Mr. Kelsey’s Employment Agreement, with such obligations continuing for two years. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

(6)

The amounts in the context of a termination in connection with a change in control include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreements. Mr. Kelsey would receive similar benefits for two years in the event he is terminated without cause, or he resigns with good reason, as described above.

(7)

The change in control agreements do not provide for a tax gross up; however, they do provide for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences under a “best net” approach. The amounts shown for Messrs. Frisch and Ninivaggi represent reductions in payments in accordance with these provisions.

(8)	Excludes life or disability insurance payments from third party insurers.

PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2018, which includes a ratio of the total annual compensation of Mr. Kelsey, our Chief Executive Officer (“CEO”), to the median annual total compensation of all employees other than our CEO (the “Pay Ratio”):

• CEO total annual compensation:	$6,673,723

• Median employee total annual compensation:	$15,818

• Ratio of CEO to median employee compensation:	422:1

In determining the median employee, a list was prepared of all of our global employees (excluding the CEO) and their annual compensation as of September 1, 2018 (the “determination date”). Annual compensation included base pay, which was determined via payroll records and annualized for those employees who were not employed for a full year at the time of the calculation. For foreign employees, we used the then-current exchange rate in order to convert such amounts into U.S. dollars.

For purposes of the Pay Ratio disclosed above, the total compensation of both the CEO and the median employee for fiscal 2018 were calculated based on the definition of total compensation for purposes of the Summary Compensation Table.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. No employees were excluded when constructing the list of our global employees, but the Pay Ratio reported above may not be comparable to the pay ratio calculated by other companies, as other companies have different circumstances, employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions.

COMPENSATION AND RISK

During fiscal 2018, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation and Leadership Development Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.

Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules require publicly-traded companies like Plexus to hold an advisory vote of their shareholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of Regulation S-K; Plexus discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a complex global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement.

CERTAIN TRANSACTIONS

Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role, but little, if any, stake in a particular transaction. Although these transactions are not prohibited, any such transaction involving an executive officer, director or related party must be approved by either a disinterested majority of the board of directors or by the Audit Committee.

Jacob Foate, the adult son of Mr. Foate, Plexus’ Non-Executive Chairman, began working for Plexus in October 2018 as a Data Governance Manager. His annual base salary is $140,000, he received a signing bonus of $10,000 and he is eligible to participate in the Company’s incentive plans, as well as its other benefit plans, on the same basis as other salaried employees.

Please see “Corporate Governance–Director Independence” for a discussion of certain transactions and relationships that the board considered when determining the independence of Plexus’ directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of, and fees paid to, the independent auditors. The Audit Committee also generally reviews other transactions between the

Company and interested parties that may involve a potential conflict of interest. No member of the Audit Committee is employed by, or has any other material relationship with, Plexus. The members are all “independent directors” as defined in Rule 5605(a)(2) of the listing standards applicable to the Nasdaq Global Select Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.

In connection with its function to oversee and monitor the financial reporting process of Plexus, and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended September 29, 2018, with Plexus management;

•

discussed with PwC, Plexus’ independent auditors, those matters which are required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, “Communications with Audit Committees”; and

•

received the written disclosure and the letter from PwC required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended September 29, 2018. The Audit Committee further confirmed the independence of PwC.

Members of the Audit Committee:	Peter Kelly, Chair
Stephen P. Cortinovis
David J. Drury
Rainer Jueckstock
Karen M. Rapp

AUDITORS

PwC has served as Plexus’ independent auditors since at least 1985. Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PwC as independent auditors to audit the financial statements of Plexus for fiscal 2019. Although shareholder ratification of the independent auditors is not required by our bylaws or otherwise, we are submitting this matter for ratification to permit shareholders to participate in this important decision. If shareholders fail to ratify the selection of PwC as the Company’s independent auditors for fiscal 2019, the Audit Committee will reconsider the selection, although it will not be required to select a different independent auditor. Representatives of PwC are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to PwC for services in the last two fiscal years were as follows:

	2018	2017
Audit fees:	$1,708,695	$1,501,822
Audit-related fees:	135,000	10,000
Tax fees:	30,000	32,642
All other fees:	--	--

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual integrated audit and quarterly professional reviews. Audit-related fees for fiscal 2018 and 2017 consisted of consultations concerning financial accounting and reporting standards. Tax services consisted primarily of tax compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PwC with the maintenance of that firm’s independence.

The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. There were no services in fiscal 2018 or 2017 that were not approved in advance by the Audit Committee under this policy.

*  *  *  *  *

By order of the Board of Directors

Angelo M. Ninivaggi

Senior Vice President, Chief Administrative Officer,

General Counsel and Secretary

Neenah, Wisconsin

December 10, 2018

A copy (without exhibits) of Plexus’ annual report to the SEC on Form 10-K for the fiscal year ended September 29, 2018, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 6, 2018, on the written request of that person directed to: Heather Beresford, Senior Director – Communications and Investor Relations, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 1 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com under the link titled “Investors,” then “Financial Info.”

To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on page 1 of this proxy statement. You may also contact Ms. Beresford at that address or at 1-920-751-3612 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

The Product Realization Company

ONE PLEXUS WAY

P.O. BOX 156

NEENAH, WI 54957-0156

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plexus Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E52668-P14467	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposals:
1.	Election of Directors:		☐	☐	☐	____________________________________
Nominees:
	01) Ralf R. Böer	07) Peter Kelly
	02) Stephen P. Cortinovis	08) Todd P. Kelsey
	03) David J. Drury	09) Karen M. Rapp
	04) Joann M. Eisenhart	10) Paul A. Rooke
	05) Dean A. Foate	11) Michael V. Schrock					For	Against	Abstain
06) Rainer Jueckstock
2.	Ratification of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2019;						☐	☐	☐

3.	Advisory vote to approve the compensation of Plexus Corp.’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement;						☐	☐	☐

4.	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote:
•	“FOR” each of the nominees for director who are listed in Proposal (1), and
•	“FOR” Proposals (2) and (3).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1), and “FOR” Proposals (2) and (3).

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Note:

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

PLEXUS CORP.

February 13, 2019

Please sign, date and mail

your proxy card in the

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E52669-P14467

PLEXUS CORP.

PROXY FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp., to be held at the Waldorf Astoria Chicago, 11 East Walton Street, Chicago, Illinois 60611, on Wednesday, February 13, 2019, at 8:00 a.m. Central Time, or at any adjournment thereof, as specified on the reverse side, hereby revoking any proxy previously given.

(Continued and to be signed on reverse side)